As filed with the Securities and Exchange Commission on November 26, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

WINTHROP REALTY TRUST
 (Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization	34-6513657 (I.R.S. Employer Identification Number)

7 Bulfinch Place, Suite 500
Boston, Massachusetts 02114
(617) 570-4614
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_______________

With copies to:
Michael L. Ashner Chief Executive Officer Winthrop Realty Trust 7 Bulfinch Place, Suite 500 Boston, Massachusetts 02114 (617) 570-4614	Mark I. Fisher, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 (212) 940-8800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
_______________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
_______________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

_______________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Common shares of beneficial interest, par value $1 per share(4)
Preferred shares of beneficial interest(5)
Rights
Debt Securities(6)
			$450,000,000	$17,820 (3)

(1)
There are being registered hereunder such indeterminate number of common shares of beneficial interest, such indeterminate number of preferred shares of beneficial interest, such indeterminate principal amount of rights and such indeterminate principal amount of debt securities of the Registrant as shall have an aggregate initial offering price not to exceed $450,000,000.  Any aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $450,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.  There are also being registered hereunder an indeterminate number of common shares of beneficial interest as shall be issuable upon conversion, exchange or exercise of any securities that provide for that issuance.  In addition, pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of common shares of beneficial interest and preferred shares of beneficial interest as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The amount to be registered and the proposed maximum offering price per unit have been omitted in accordance with General Instruction II.D of Form S-3 under the Securities Act.

(3)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)
Pursuant to Rule 415(a)(6) under the Securities Act, the Registrant hereby offsets the total registration fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the Registrant’s Form S-3 Registration Statement, filed with the Commission on June 21, 2005 (SEC File No. 333-125987), registering securities for a maximum aggregate offering price of $400,000,000 (the “Prior Registration Statement”).  Of that amount, the registrant sold common shares of beneficial interest for an aggregate offering price of $158,911,445, leaving a balance of unsold securities with an aggregate offering price of $241,088,555.  The associated filing fee of $28,376 for such unsold securities, calculated under Rule 457(o), is hereby used to offset the current registration fee due.  Accordingly, the $17,820 registration fee currently due for this Registration Statement has been paid in full by offset against the balance of the fee paid for the Prior Registration Statement.  Pursuant to Rule 415(a)(5), the Registrant may continue to offer and sell the unsold securities under the Prior Registration Statement until the earlier of the effective date of this registration statement and May 30, 2009.  Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(5)
Subject to footnote (1), includes such indeterminate number of shares of preferred stock as may be issued upon conversion of or in exchange for any debt securities that provide for conversion or exchange into shares of preferred stock. No separate consideration will be received for the shares of preferred stock issued upon conversion of or in exchange for debt securities.

(6)	Includes senior convertible debt securities, senior nonconvertible debt securities, subordinated convertible debt securities and subordinated nonconvertible debt securities.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated November __, 2008

WINTHROP REALTY TRUST

$450,000,000 of
Common Shares Of Beneficial Interest
Preferred Shares Of Beneficial Interest
Rights
Debt Securities
_______________

We are Winthrop Realty Trust, a real estate investment trust formed under the laws of the State of Ohio. Our operations are managed by our external advisor, FUR Advisors LLC.

This prospectus relates to the public offer and sale by us of one or more series of:

•	common shares of beneficial interest, par value $1 per share;

•	preferred shares of beneficial interest;

•	rights to purchase common shares of beneficial interest; and/or

•	senior or subordinated debt securities.

The preferred shares may be convertible into common shares or into preferred shares of another series and the debt securities may be exchangeable for common or preferred shares. The aggregate public offering price of the common shares, preferred shares, rights and debt securities covered by this prospectus, which we refer to collectively as the securities, will not exceed $450,000,000. The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered and the specific manner in which they may be offered will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by that prospectus supplement.

We may offer the securities directly to investors, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common shares are traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “FUR.”

Information contained in this prospectus with respect to our common shares does not give effect to the one-for-five reverse split of our common shares that will take effect after the close of trading on the NYSE on November 28, 2008.

See “RISK FACTORS” beginning on page 3 for certain factors relevant to an investment in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________ THE DATE OF THIS PROSPECTUS IS                , 2008.

TABLE OF CONTENTS

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	1
ABOUT THIS PROSPECTUS	2
OUR COMPANY	2
RECENT EVENTS	2
RISK FACTORS	3
DESCRIPTION OF OUR COMMON SHARES	16
General	16
Shareholder Liability	17
Voting Rights	17
Transfer Agent and Registrar	17
Restriction on Size of Holdings	17
Trustee Liability	18
DESCRIPTION OF OUR PREFERRED SHARES	18
General	18
Terms of Our Series B-1 Preferred Shares	20
DESCRIPTION OF RIGHTS	25
General	25
Terms	25
DESCRIPTION OF OUR DEBT SECURITIES	25
General	26
Terms	26
Denomination, Interest, Registration and Transfer	28
Merger, Consolidation or Sale of Assets	29
Certain Covenants	29
Events of Default, Notice and Waiver	30
Modification of the Indenture	31
Subordination	33
Discharge, Defeasance and Covenant Defeasance	33
Conversion Rights	35
Payment	35
Global Securities	35
FEDERAL INCOME TAX CONSIDERATIONS	36
General	36
Requirements for Qualification	37
Taxation of Holders of Common or Preferred Shares U.S. Shareholders	42
Non-U.S. Shareholders	43
Other Tax Consequences	45
Taxation of Holders of Fixed Rate Debt Securities	45
U.S. Holders	45
Non-U.S. Holders	46
USE OF PROCEEDS	47
PLAN OF DISTRIBUTION	47
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS	49
EXPERTS	50
LEGAL MATTERS	50
WHERE YOU CAN FIND MORE INFORMATION	50
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	50

i

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Any statements included in this prospectus, including any statements in the document that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

•	the declaration or payment of distributions by us;

•	the ownership, management and operation of properties;

•	potential acquisitions or dispositions of our properties, assets or other businesses;

•	our policies regarding investments, acquisitions, dispositions, financings and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	the real estate industry and real estate markets in general;

•	the availability of debt and equity financing;

•	interest rates;

•	general economic conditions;

•	supply of real estate investment opportunities and demand;

•	trends affecting us or our assets;

•	the effect of acquisitions or dispositions on capitalization and financial flexibility;

•
the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

•	our ability, and that of our or assets and acquired properties and businesses to grow

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this prospectus and any amendment hereof, including, without limitation, the information set forth in “RISK FACTORS” below or in any risk factors in documents that are incorporated by reference in this prospectus, identifies important factors that could cause such differences. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION” in this prospectus. The registration statement that contains this prospectus and the exhibits to that registration statement contain additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC website or at the SEC offices mentioned under the heading “WHERE YOU CAN FIND MORE INFORMATION.” All references to “the company,” “we,” “our” and “us” in this prospectus mean Winthrop Realty Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

OUR COMPANY

We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio. Our operations are managed by FUR Advisors LLC, who we refer to as FUR Advisor or our advisor. Our common shares are traded on the NYSE under the symbol “FUR.” We conduct our business through WRT Realty L.P., a Delaware limited partnership which we refer to as the operating partnership. We are the sole general partner of, and own all of the limited partnership interests in the operating partnership. Our operating partnership structure, commonly referred to as an umbrella partnership real estate investment trust or “UPREIT” structure, enables us to acquire properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in our operating partnership. Although we have not yet issued any limited partnership interests in connection with the acquisition of an asset, we believe that this structure facilitates our ability to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a seller while preserving our available cash for other purposes, including the payment of dividends and distributions.

Our primary business is making investments in: (i) operating properties; (ii) ventures formed to invest in real estate related assets; (iii) loans secured directly or indirectly by commercial real property and debt securities, which we refer to as loan assets and loan securities; and (iv) equity interests in other REITs, which we refer to as REIT equity interests.  In general, rather than focus on a particular type of real estate asset or a specific geographic sector, our investments will continue to be based, at least for the foreseeable future, on our assessment that a potential investment is significantly undervalued on a risk adjusted basis or presents an opportunity to outperform the marketplace. Additionally, we will continue to make investments in assets believed to be underperforming and in which we believe, through an infusion of capital and improved management, an appropriate return on investment can be realized. Consequently, with certain limitations, we will continue to seek to invest in or acquire most types of real estate assets or securities.

Our principal executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507, our telephone number is (617) 570-4614 and our Internet address is www.winthropreit.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

RECENT EVENTS

In the third quarter of 2008, we entered into an agreement for the sale of a shopping center asset located in Biloxi, Mississippi aggregating approximately 51,000 square feet for a sales price of approximately $3.3 million.  The sale of the property is scheduled to close on December 4, 2008.  In accordance with the provisions of SFAS No. 144, the operations of this property were classified as discontinued operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 10, 2008, and incorporated by reference in this prospectus.  Also in the third quarter of 2008, our petition for condemnation of our shopping center asset aggregating approximately 46,000 square feet located in St. Louis, Missouri was dismissed in the Missouri Circuit Court in the Twenty-Second Judicial Circuit on August 8, 2008.  In accordance with SFAS No. 144, the operations for this property, which were previously classified as discontinued operations, were reclassified to income from continuing operations in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 10, 2008 and incorporated by reference in this prospectus.

Because the transactions described above were not considered material to any of the periods presented in our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 17, 2008, and incorporated by reference in this prospectus, we have not recast the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007, but rather will recast the information as required by SFAS No. 144 in conjunction with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2008.

At September 30, 2008, our investment in Concord had a repurchase agreement with JP Morgan Chase & Co. (f/k/a Bear Stearns Funding, Inc.) which had a maturity date of November 15, 2008 and a balance due of $22,893,000. Subsequent to September 30, 2008, Concord reduced the outstanding balance to $16,541,000 and extended the maturity date to November 28, 2008. Concord is currently in the process of negotiating a further extension of the maturity date. If Concord is unable to extend the maturity date, it will attempt to satisfy the outstanding balance by (i) a capital contribution from Inland American Real Estate, Inc. to the extent Inland agrees to make such contribution, (ii) financing the repurchase obligations with its Keybank credit facility, (iii) selling unencumbered assets, or (iv) a combination thereof. If Concord is unsuccessful in either extending the maturity date or satisfying the amount due, Bear Stearns will have the right to sell the assets subject to the repurchase agreement.

RISK FACTORS

We, our assets and the entities in which we invest are subject to a number of risks customary for REITs, property owners, loan originators and holders and equity investors as well as a number of risks involved in our investment policy that not all REITs may have. Although this section is divided into a number of subheadings, it should be read in its entirety, and although certain risks are more likely to occur with respect to certain types of assets in which we invest, and have been included under such heading, such risks may be applicable to other types of assets in which we invest or in which we may invest in the future. Accordingly, this section should be read in its entirety to fully understand the risks applicable to an investment in us.

General Risks Relating to Us and Our Business

We have grown rapidly since January 1, 2004. We may not be able to maintain this rapid growth and our failure to do so could adversely affect our stock price.

We have experienced rapid growth in recent years, increasing our total assets from approximately $146,838,000 at December 31, 2003 to approximately $736,141,000 at September 30, 2008. We may not be able to maintain a similar rate of growth in the future or manage our growth effectively. In fact, our assets remained relatively constant during 2008 as we elected to limit our investments due primarily to the high cost of real estate assets and the capital market crisis limiting debt investment opportunities and the availability of financing. Our failure to continue to grow our assets may have a material adverse affect on our financial condition and results of operations, our stock price and our ability to pay dividends to our shareholders.

We may not be able to invest our cash reserves in suitable investments.

At September 30, 2008, we had approximately $179,774,000 of cash and cash equivalents available for investment. In October and November 2008 we used approximately $28.3 million of our available cash to purchase shares of Lexington Realty Trust, a NYSE listed REIT, and to repurchase, at a substantial discount, shares of our Series B-1 Preferred Stock.  Our ability to generate increased revenues is dependent upon our ability to invest these funds as well as additional funds which we may raise or borrow in real estate related assets that will ultimately generate favorable returns.

We are subject to significant competition and we may not compete successfully.

We have significant competition with respect to our acquisition of operating properties and our acquisition and origination of loan assets with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors. Our ability to grow our investment portfolio depends to a significant degree on our ability to implement our investment policy and operating strategies. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or make different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.  We cannot assure you that the competitive pressures we face will not have a material effect on our business, financial condition and results of operations.  Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that meet our investment objective.

Investing through ventures presents additional risks.

Our investments in ventures such as Lex-Win Concord LLC and Concord Debt Holdings LLC, which we refer to as Concord, and Marc Realty LLC, which we refer to as Marc Realty, and our venture with Sealy & Co. Inc., present additional risks such as our having differing objectives than our partners or the entities in which we invest or our becoming involved in disputes or competing with those persons. In addition, we rely on the internal controls and financial reporting controls of these entities and their failure to comply with applicable standards may adversely affect us. Concord is a venture between us, a subsidiary of Inland American Real Estate Inc. and Lexington Realty Trust. Concord acquires and originates a diversified pool of loan assets and loan securities.

Investing in private companies involves specific risks.

We have held ownership interests in, and may acquire additional ownership interests in, private companies not subject to the reporting requirements of the Securities and Exchange Commission. Investments in private businesses involve a higher degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. There is generally no publicly available information about these private companies, and we will rely significantly on the due diligence of our advisor to obtain information in connection with our investment decisions.

We may acquire or sell additional assets or properties. Our failure or inability to consummate these transactions or manage the results of these transactions could adversely affect our operations and financial results.

We may acquire or sell properties or acquire or sell other real estate companies when we believe that an acquisition or sale is consistent with our business objective. We may not, however, succeed in consummating desired acquisitions or sales. Also, we may not succeed in leasing newly acquired properties at rents sufficient to cover the costs of acquisition, debt service and operation. Difficulties in integrating acquisitions into our portfolio may prove costly or time-consuming and could consume a disproportionate share of management’s and/or our advisor’s attention.

Many of our investments are illiquid, and we may not be able to adjust our portfolio in response to changes in economic and other conditions, which may result in losses to us.

Many of our investments are relatively illiquid and, therefore, our ability to sell properties and purchase other properties, securities and debt promptly in response to a change in economic or other conditions may be limited. The requirements of the Code with regard to REITs also may limit our ability to sell investments. These considerations could make it difficult for us to dispose of properties, even if a disposition were in the best interest of our shareholders. In addition, we invest in REIT equity interests that are not publicly traded which limits our ability to dispose of such assets. As a result, our ability to adjust our portfolio in response to changes in economic and other conditions may be relatively limited, which may result in losses to us.

We leverage our portfolio, which may adversely affect our return on our investments and may reduce cash available for distribution.

We seek to leverage our portfolio through borrowings. Our return on investments and cash available for distribution to holders of our preferred and common shares may be reduced to the extent that changes in market conditions cause the cost of our financings to increase relative to the income that can be derived from the assets. Our debt service payments reduce the cash available for distributions to holders of preferred and common shares. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or forced sale to satisfy our debt obligations. A decrease in the value of the assets may lead to a requirement that we repay certain borrowings. We may not have the funds available, or be able to arrange for refinancings, to satisfy such repayments.

We may change our investment and operational policies.

We may change our investment and operational policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our share price and our ability to make distributions.

Interest rate fluctuations may reduce the spread we earn on our interest-earning investments and may reduce our investment return.

Market risk is the exposure to loss resulting from changes in interest rates and equity prices. Although we seek to finance our assets on a match-funded basis and mitigate the risk associated with future interest rate volatility, we are subject to credit risk and interest rate risk with respect to our investments in loan assets and loan securities that are not match-funded. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our interest rate risk sensitive assets, liabilities and related derivative positions are generally held for non-trading purposes. As of September 30, 2008, a hypothetical 100 basis point increase in interest rates applied to our variable rate assets, inclusive of our proportionate share of Concord, would increase our annual interest income by approximately $4.1 million, offset by an increase in our interest expense of approximately $3.5 million on our variable rate liabilities after the impact of our interest rate swaps. Similarly, a hypothetical 100 basis point decrease in interest rates would decrease our annual interest income by approximately $3.9 million, offset by a decrease in our interest expense of approximately $3.5 million.

We and Concord engage in hedging transactions that may limit gains or result in losses.

We and Concord use derivatives to hedge our respective liabilities and this has certain risks, including:

●
losses on a hedge position have in the past and may in the future reduce the cash available for distribution to us as a partner in Concord and to our shareholders and such losses may exceed the amount invested in such instruments;

●	counterparties to a hedging arrangement could default on their obligations; and

●	we and Concord may have to pay certain costs, such as transaction fees or brokerage costs.

Our board of trustees has authorized our advisor to use interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments in order to hedge as much of the interest rate risk as it determines is in the best interest of our shareholders, given the cost of such hedges and the need to maintain our status as a REIT. We may use these hedging instruments in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected as a result of the use of derivatives.

We must manage our investments in a manner that allows us to rely on an exemption from registration under The Investment Company Act in order to avoid the consequences of regulation under that Act.

We intend to operate so that we are exempt from registration as an investment company under the Investment Company Act of 1940, as amended. Therefore, the assets that we may invest in, or acquire, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. If we are required to make investments in order to be exempt from registration, such investments may not represent an optimum use of our capital when compared to other available investments.

We may not be able to obtain capital to make investments.

At such time as we utilize our cash reserves, we will be dependent primarily on external financing to fund the growth of our business. This is because one of the requirements for a REIT is that it distribute at least 90% of its net taxable income, excluding net capital gains, to its shareholders. There is also a separate requirement to either distribute net capital gains or pay a corporate level tax.  Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments as well as the general condition of the capital markets. We and other companies in the real estate industry have experienced limited availability of financing from time to time, including during the current capital markets crisis. Any difficulty in obtaining capital to fund the growth of our business may have a material adverse affect on our financial condition and results of operations, our stock price and our ability to pay dividends to our shareholders.

We have significant distribution obligations to holders of our Series B-1 preferred shares.

The provisions of our Series B-1 preferred shares currently require us to make annual distributions presently aggregating approximately $3.93 million before any distributions may be made on our common shares.

Our ratio of total debt to total entity value may increase.

As of November 4, 2008, we had approximately $278,879,000 of mortgage loans payable and line of credit advances payable. As of November 4, 2008 we had $60,495,625 in liquidation value of our Series B-1 preferred shares which are included as debt for financial statement purposes. Our ratio of this debt to total entity value was approximately 50.1%. When we say “entity value” we mean market equity value of our common and preferred shares plus this debt. In the future, we may incur additional debt to finance acquisitions, property developments or ventures and thus increase our ratio of total debt to total entity value. If our level of indebtedness increases, it may increase the risk of default on our obligations and adversely affect our financial condition and results of operations. In addition, in a rising interest rate environment the cost of our existing floating rate debt and any new debt or other market rate securities or instruments may increase.

Covenants in our debt instruments could adversely affect our financial condition and our ability to make future investments.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property. Our credit facility contains, and other loans that we may obtain in the future may contain, customary restrictions, requirements and other limitations on our ability to incur indebtedness, including a limitation on our ability to incur debt based upon the level of our ratio of total debt to total assets, our ratio of secured debt to total assets, our ratio of EBITDA to interest expense and fixed charges, and a requirement for us to maintain a certain level of unencumbered assets to unsecured debt. Our ability to borrow under our credit facility is subject to compliance with certain other covenants. In addition, failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with capital from other sources which may not be available to us, or be available only on unattractive terms.

Additionally, our ability to satisfy current or prospective lenders’ insurance requirements may be adversely affected should lenders insist upon insurance coverage against acts of terrorism not available to us in the marketplace on commercially reasonable terms.

We rely on debt financing, including borrowings under our credit facility, issuances of unsecured debt and debt secured by individual properties, to finance our acquisition activities and for working capital. If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would be adversely affected. If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, exercise their remedies including seeking to foreclose on the collateral securing the defaulted loan.

Future issuances and sales of equity or debt interests pursuant to an outstanding registration statement may affect the market price of our common shares.

The “shelf” registration process of which this prospectus is a part, as described under the heading “ABOUT THIS PROSPECTUS,” above, covers the issuance, from time to time, of up to $450,000,000 of our common shares, preferred shares, rights and/or debt securities. The actual issuance of additional common shares or sale of these or other large holdings of common shares may decrease the market price of our common shares.  In addition, up to 17,966,038 common shares are registered for resale by certain selling shareholders, 13,443,472 of which are issuable upon conversion of our Series B-1 preferred shares.

If we issue preferred equity or debt we may be exposed to additional restrictive covenants and limitations on our operating flexibility, which could adversely affect our ability to pay dividends.

If we decide to issue preferred equity or debt in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of preferred equity or debt may be granted specific rights, including but not limited to: the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares. We, and indirectly our shareholders, will bear the cost of issuing and servicing such securities.

Our due diligence may not reveal all of the liabilities associated with a proposed investment and may not reveal other weaknesses.

Before making an investment in an operating property, loan asset or loan security, our advisor assesses the value of the operating property or, in the case of a loan asset or loan security, the value of the assets underlying the loan or loan security. Further, in entering into a venture or making a loan or acquiring a loan security, our advisor assesses the strength and skills of such entity’s management and other factors that it believes are material to the performance of the investment. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. In making the assessment and otherwise conducting customary due diligence, our advisor relies on the resources available to it and, in some cases, an investigation by third parties including, when available, audited financial statements prepared by independent accountants. There can be no assurance that its due diligence processes will uncover all relevant facts or that the investment will be successful.

We may fail to remain qualified as a REIT, which would reduce the cash available for distribution to our shareholders.

Although we believe that we have been and will remain organized and have operated and will continue to operate so as to qualify as a REIT for federal income tax purposes, we cannot assure this result. Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control. In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we were to fail to maintain our qualification as a REIT, we would not be able to deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income. If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved. In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and thus our cash available for distribution to our shareholders would be reduced in each of those years, unless we were entitled to relief under relevant statutory provisions.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to revoke the REIT election. In that event, we and our shareholders would no longer be entitled to the federal income tax benefits applicable to a REIT.

Pursuant to an agreement with one of our common shareholders, we may be liable to pay damages to that shareholder in the event we fail to maintain our status as a REIT.

In order to maintain our status as a REIT, we may be forced to borrow funds or sell assets during unfavorable market conditions.

As a REIT, we generally must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders. To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may have taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt). If we do not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year. These alternatives could increase our operating costs and diminish our rate of growth.

Factors that may cause us to lose our New York Stock Exchange listing.

We might lose our listing on the NYSE depending on a number of factors, including failure to qualify as a REIT, or our not meeting the NYSE’s requirements, including those relating to the number of shareholders and the amount and composition of our assets.

Ownership limitations in our Bylaws may adversely affect the market price of our Common Shares.

Our bylaws contain an ownership limitation that is designed to prohibit any transfer that would result in our being “closely-held” within the meaning of Section 856(h) of the Code. This ownership limitation, which may be waived by our board of trustees, generally prohibits ownership, directly or indirectly, by any single shareholder of more than 9.8% of our common shares. Our board of trustees has waived this ownership limitation on a number of occasions. Unless the board of trustees waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights, are not considered outstanding for quorum or voting purposes, and are not entitled to dividends, interest or any other distributions with respect to the common shares. The ownership limit may have the effect of inhibiting or impeding a change of control or a tender offer for our common shares.

Any one of a prolonged economic slowdown, a lengthy or severe recession or continued instability in the credit market could contribute to a decline in real estate values which could harm our operations.

We believe the risks associated with our business are more severe during periods of economic slowdown or recession because they may reduce the demand for our assets and limit our ability to obtain financing or sell additional debt or equity securities.  In this regard, a lengthy or severe recession is likely to reduce such demand.

With respect to ours and Concord’s loan assets, continued instability in the credit markets has had a negative impact on new mortgage originations and the amount sought on individual loans originations.  Such instability has also resulted in borrowers being less able to pay interest and repay principal on our loan assets especially as the economy has weakened.  All of these factors may contribute to a decline in real estate values which, among other things, increases the likelihood that we will incur losses on our loans in the event of a default because the value of the collateral may be insufficient to cover our loan cost or for the borrower to obtain replacement financing.  Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans.

Similarly, all of these considerations could also contribute to a decline in the value of our properties directly owned and those owned through ventures.  In particular, adverse economic conditions in the areas where the properties underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) would likely have an adverse effect on the value of our properties.  A material decline in demand, or the ability of tenants to pay rent, for office and industrial space may result in a material decline in our cash available for distribution.

Risks Relating to our Operating Properties

Risks incidental to the ownership and operation of real estate assets.

The value of an investment in us depends upon our financial performance and the value of our operating properties, both those presently held as well as future investments, which are subject to the risks normally associated with the ownership, operation and disposal of real estate properties and real estate related assets, including:

●	adverse changes in general and local economic condition which affect the demand for real estate assets;

●	competition from other properties;

●	changes in interest rates and the availability of financing;

●	the cyclical nature of the real estate industry and possible oversupply of, or reduced demand for, space in the markets in which our properties are located;

●	the attractiveness of our properties to tenants and purchasers;

●	how well we manage our properties;

●	changes in market rental rates and our ability to rent space on favorable terms;

●	the financial condition of our tenants and borrowers including bankruptcy or insolvency of tenants and borrowers;

●	the need to periodically renovate, repair and re-lease space and the costs thereof;

●	increases in maintenance, insurance and operating costs;

●	civil unrest, armed conflict or acts of terrorism against the United States; and

●	earthquakes and other natural disasters or acts of God that may result in uninsured losses.

In addition, applicable federal, state and local regulations, zoning and tax laws and potential liability under environmental and other laws may affect real estate values. Further, throughout the period that we own real property, regardless of whether or not a property is producing any income, we must make significant expenditures, including those for property taxes, maintenance, insurance and related charges and debt service. The risks associated with real estate investments may adversely affect our operating results and financial position, and therefore the funds available for distribution to you as dividends.

We face a number of significant issues with respect to the properties we own which may adversely affect our financial performance.

Leasing Issues. With respect to our properties, we are subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting, including the cost of any required renovations, may be less favorable than the current lease terms. This risk is substantial with respect to our net lease properties as single tenants lease 100% of each property. Twenty of our properties, containing an aggregate of approximately 2,947,000 square feet of space are net leased to seven different tenants. Leases accounting for approximately 15% of the projected aggregate annualized base rents from our properties for 2008, representing approximately 10% of the net rentable square feet at the properties, are scheduled to expire in 2009. Other leases grant tenants early termination rights upon payment of a termination penalty. Lease expirations will require us to locate new tenants and negotiate replacement leases with new tenants. The costs for tenant improvements, tenant concessions and leasing commissions, with respect to new leases, are traditionally greater than costs relating to renewal leases. If we are unable to promptly relet or renew leases for all or a substantial portion of the space subject to expiring leases, or if the rental rates upon such renewal or reletting are significantly lower than expected, our revenue and net income could be adversely affected.

Financial Condition of Tenant. A tenant may experience a downturn in its business, which could result in the tenant’s inability to make rental payments when due. In addition, a tenant may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such tenant’s lease and cause a reduction in our cash flow. If this were to occur at a net lease property, the entire property would become vacant.

We cannot evict a tenant solely because of its bankruptcy. A court, however, may authorize a tenant to reject and terminate its lease. In such a case, our claim against the tenant for past due rent and unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is unlikely that a bankrupt tenant will pay in full the amount it owes us under a lease. The loss of rental payments from tenants could adversely affect our cash flows and operating results

Tenant Concentration. Our Jacksonville property (previously leased to Winn-Dixie) has two tenants that occupy 78% of the space at the property. Our properties at 550-650 Corporetum and 701 Arboretum (Chicago, Illinois market), each have two tenants who occupy 53% and 67% of the space at the property, respectively.

Our Ontario property in which we hold an 80% interest has two tenants that occupy 26% of the space at the property. We believe that the relocation or future financial weakness of these tenants would not have a material adverse affect on our rental revenue.

With respect to the net lease properties, leases with Viacom Inc. and, The Kroger Co. represent approximately 34% and 20%, respectively, of the total rentable square footage of the net lease properties. Accordingly, the financial weakness of either of these tenants could negatively impact our operations and cash flows.

We may be unable to refinance our existing debt or preferred share financings or obtain favorable refinancing terms.

We are subject to the normal risks associated with debt and preferred share financings, including the risk that our cash flow will be insufficient to meet required payments of principal and interest on debt and distributions and redemption payments to holders of preferred shares and the risk that indebtedness on our properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due, or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. This risk is exacerbated by the recent capital market crisis which has resulted in tightened lending requirements for real estate related assets. If we were unable to refinance indebtedness or preferred share financings on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us, which could have a material adverse affect on us and our ability to pay distributions to our holders of preferred and common shares. Furthermore, if a property is mortgaged or a loan pledged to secure payment of indebtedness and we are unable to meet the debt payments, the lender could foreclose upon the property or the loan, appoint a receiver or obtain an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to us. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements.

Some of our potential losses may not be covered by insurance.

We may not be able to insure our properties against losses of a catastrophic nature, such as terrorist acts, earthquakes and floods, because such losses are uninsurable or are not economically insurable. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by us might not be adequate to restore our economic position with respect to such property. With respect to our net lease properties, under the lease agreements for such properties, the tenant is required to adequately insure the property, but their failure or inability to have adequate coverage may adversely affect our economic position with respect to such property.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that adversely affect our ability to pay dividends.

All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require, for example, removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. Although we believe that our properties are in compliance with the ADA, it is possible that we may incur additional expenditures which, if substantial, could adversely affect our results of operations, our financial condition and our ability to pay dividends to you.

In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by local, state and federal governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have an adverse affect on our ability to pay dividends to you. Additionally, failure to comply with any of these requirements could result in the imposition of fines by such governmental authorities or awards of damages to private litigants, or both. While we intend to acquire only properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements could change or new requirements could be imposed which would require significant unanticipated expenditures by us and could have an adverse affect on our cash flow and ability to pay dividends.

We may incur costs to comply with environmental laws.

The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may adversely affect our operating costs. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect our ability to borrow by using such property as collateral. We maintain insurance related to potential environmental issues on our currently non-net leased properties which may not be adequate to cover all possible contingencies.

Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials (“ACMs”) into the environment. In addition, third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures and/or affect the value of such property. In connection with the ownership and operation of any of our properties, we and the lessees of these properties may be liable for any such environmental costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our ability to pay amounts due on indebtedness and dividends to our shareholders. This risk is mitigated for our net lease properties as the lease agreements for those properties require the tenant to comply with all environmental laws and indemnify us for any loss relating to environmental liabilities, which may be affected by the financial ability of the tenant to discharge its responsibility. We have no reason to believe that any environmental contamination or violation of any applicable law, statute, regulation or ordinance governing hazardous or toxic substances has occurred or is occurring, except for the property located in Jacksonville, Florida, previously net leased to Winn-Dixie. Given the nature of the contamination at the Jacksonville property and the fact that a substantial portion of the costs associated with the remediation are covered by a state sponsored plan, we do not believe the costs to be borne by us will be material.

Prior to undertaking major transactions, we hire independent environmental experts to review specific properties. Our advisor also endeavors to protect us from acquiring contaminated properties or properties with significant compliance problems by obtaining site assessments and property reports at the time of acquisition when it deems such investigations to be appropriate. There is no guarantee, however, that these measures will successfully insulate us from all such liabilities.

Risks Relating to our Loan Assets and Loan Securities

We invest in loan assets and loan securities both directly and indirectly through Concord. All references in this “Risks Relating to our Loan Assets” section to we, us or the like shall, except as expressly provided otherwise, include us and Concord.

The loans we invest in are subject to delinquency, foreclosure and loss.

We seek to make commercial real estate loans directly and indirectly that are secured by income producing property. These loans are subject to risks of delinquency and foreclosure as well as risk associated with the capital markets. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix; success of tenant businesses; property management decisions; property location and condition; competition from comparable types of properties; changes in laws that adversely affect operating expense such as increases in real estate tax rates or limit rents that may be charged; the need to address environmental contamination at the property; the occurrence of any uninsured casualty at the property; changes in national, regional or local economic conditions and/or specific industry segments; declines in regional or local real estate values; declines in regional or local rental or occupancy rates; increases in interest rates and other operating expenses; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; terrorism; social unrest; and civil disturbances.

In the event of a default under a loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral, including the overall financial condition of the tenant, and the principal and accrued interest of the loan, which could have a material adverse affect on our cash flow from operations. In the event of the bankruptcy of a loan borrower, the loan will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure on the collateral securing a loan can be an expensive and lengthy process which could negatively affect our return on the foreclosed loan.

The subordinate loan assets we invest in may be subject to risks relating to the structure and terms of the transactions, and there may not be sufficient funds or assets remaining to satisfy our subordinate notes, which may result in losses to us.

We invest in loan assets that are subordinate in payment and collateral to more senior loans. If a borrower defaults or declares bankruptcy, after the more senior obligations are satisfied, there may not be sufficient funds or assets remaining to satisfy our subordinate notes. Because each transaction is privately negotiated, subordinate loan assets can vary in their structural characteristics and lender rights. Our rights to control the default or bankruptcy process following a default will vary from transaction to transaction. The subordinate loan assets that we invest in may not give us the right to demand foreclosure as a subordinate debtholder. Furthermore, the presence of intercreditor agreements may limit our ability to amend the loan documents, assign the loans, accept prepayments, exercise remedies and control decisions made in bankruptcy proceedings relating to borrowers. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire possession of underlying collateral in the event of a default, during which time the collateral may decline in value. In addition, there are significant costs and delays associated with the foreclosure process.

We invest in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

We invest in a variety of subordinate loan securities, and sometimes hold a “first loss” subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower since the underlying loans are generally non-recourse in nature. In the event of default and the exhaustion of any equity support, reserve funds, letters of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities purchased.

Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the liens on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such “first loss” securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the “first loss” securities may also be reduced by payment of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, we may not recover our investment.

If credit spreads widen, the value of Concord’s assets may suffer.

The value of Concord’s loan securities is dependent upon the yield demanded on these loan securities by the market based on the underlying credit. A large supply of these loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan securities, resulting in a higher, or “wider,” spread over the benchmark rate of such loan securities. Under such conditions, the value of loan securities in our portfolio would tend to decline. Such changes in the market value of our portfolio may adversely affect our net equity through their impact on unrealized gains or losses on available-for-sale loan securities, and therefore our cash flow since we would be unable to realize gains through sale of such loan securities. Also, they could adversely affect our ability to borrow and access capital.

Although Concord acquires its loan assets with the intent to hold them to maturity, the value of its investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans could be affected by changes in credit spreads. The majority of the loans we invest in are floating rate loans whose value is based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate. Any credit or spread losses incurred with respect to our loan portfolio would affect us in the same way as similar losses on our loan securities portfolio as described above.

Concord prices its assets based on its assumptions about future credit spreads for financing of those assets. Concord has obtained in the past longer term financing for its assets using structured financing techniques such as collateralized debt obligations (CDOs). Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR. If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.

The deterioration of the credit markets will have an adverse impact on the ability of our and Concord’s borrowers to obtain replacement financing.

The deterioration of credit markets will make it extremely difficult for borrowers to obtain mortgage financing. The inability of our and Concord’s borrowers to obtain replacement financing could lead to more loan defaults thereby resulting in expensive and time consuming foreclosure actions and/or negotiated extensions to existing loans beyond their current expirations on terms which may not be as favorable to us or Concord as the existing loans.

Concord’s repurchase facilities may limit its ability to make investments.

In order for Concord to borrow money to make investments under its repurchase facilities, its repurchase counterparties have the right to review the potential investment for which Concord is seeking financing. Concord may be unable to obtain the consent of its repurchase counterparties to make certain investments in which case Concord may be unable to obtain alternate financing for that investment. Concord’s repurchase counterparties consent rights with respect to its repurchase facility may limit Concord’s ability to execute its business strategy.

The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.

If the market value of the loan assets and loan securities pledged or sold by Concord to repurchase counterparties decline in value, which decline is determined, in most cases, by the repurchase counterparties, Concord may be required by the repurchase counterparties to provide additional collateral or pay down a portion of the funds advanced. Concord may not have the funds available to pay down its debt, which could result in defaults. Posting additional collateral to support its repurchase facilities will reduce Concord’s return on assets and liquidity as well as limit its ability to leverage its assets. Because Concord’s obligations under its repurchase facilities are recourse to Concord, if Concord does not have sufficient liquidity to meet such requirements, it would likely result in a rapid deterioration of Concord’s financial condition and solvency and adversely affect our investment in Concord.

Recent credit and capital market deterioration has significantly limited Concord’s ability to obtain financing for its loan assets and loan securities which has adversely affected Concord’s ability to execute its business plan and its ability to make distributions.

Concord seeks to finance its loan assets and loan securities over the long-term through a variety of means, including repurchase agreements, credit facilities, the issuance of CDOs and other structured financings.  The credit and capital market deterioration has significantly limited the availability of financing through repurchase facilities and has effectively eliminated the issuance of CDOs.  As a result, Concord has sought and will continue to seek alternative forms of long-term financing for its loan assets and loan securities such as the issuance of common or preferred equity interests.  These alternative sources of financing will likely be more expensive which will require Concord to use a larger portion of its cash flow to make distributions or other payments, thereby reducing cash available for distribution to its members and funds available for operations as well as for future business opportunities.

Recent credit and capital market deterioration has significantly strained Concord’s liquidity.

The inability of Concord to obtain replacement financing coupled with pending maturities and margin calls on its repurchase obligations has significantly strained Concord’s liquidity as cash from operations is required to be used primarily to satisfy repayments under repurchase agreements and margin calls.  Until there is a recovery in the credit and capital markets and depending on the length of the extent of margin calls and loan defaults, Concord will likely have to utilize its cash flow to meet regular debt service payments as well as margin calls on its repurchase facilities and preferred distribution payments. In addition, if alternative financing is not available or the level of defaults on Concord’s loan assets and loan securities increases, Concord may not have sufficient liquidity to satisfy its debt obligations which may require Concord to liquidate assets at unfavorable pricing.

Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot be sure that the ratings currently assigned to Concord’s investments will not be downgraded.

Some of Concord’s investments are rated by the major rating agencies. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments, the market value of those investments could significantly decline, which could have an adverse affect on Concord’s financial condition.

Concord may make investments in assets with lower credit quality, which will increase our risk of losses.

Concord may make investments in unrated loan securities or participate in unrated or distressed mortgage loans. An economic downturn, for example, could cause a decline in the market price of lower credit quality investments and securities because the ability of obligors of mortgages, including mortgages underlying mortgage-backed securities, to make principal and interest payments might become impaired.

The coverage tests in Concord’s existing CDO may have a negative impact on Concord’s operating results and cash flows.

Concord’s current CDO contains coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not met, distributions otherwise payable to Concord may be re-directed to pay principal on the bond classes senior to Concord’s. Therefore, Concord’s failure to satisfy the coverage tests could adversely affect Concord’s operating results and cash flows.

Certain coverage tests which may be applicable to Concord’s interest in its CDOs (based on delinquency levels or other criteria) may also restrict Concord’s ability to receive net income from assets pledged to secure the CDO. If Concord’s assets fail to perform as anticipated, Concord’s over-collateralization or other credit enhancement expense associated with its CDOs will increase.

Risks Relating to our REIT Equity Interests

Our investments in REIT equity interests are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in equity interests of REITs.

Our investments in REIT equity interests involve special risks. These risks include many, if not all, of the foregoing risks which apply to an investment in us, including: (i) risks generally incident to interests in real property; (ii) risks associated with the failure to maintain REIT qualification; and (iii) risks that may be presented by the type and use of a particular commercial property.

Risks Relating to Our Management

Ability of our advisor to operate properties directly affects our financial condition.

The ultimate value of our assets and the results of our operations will depend on the ability of our advisor to operate our properties and manage our other investments in a manner sufficient to maintain or increase revenues and control our operating and other expenses in order to generate sufficient revenues to pay amounts due on our indebtedness and to pay dividends to our shareholders.

We are dependent on our advisor and the loss of our advisor’s key personnel could harm our operations and adversely affect the value of our shares.

We have no paid employees. Our officers are employees of our advisor. We have no separate facilities and are completely reliant on our advisor, which has significant discretion as to the implementation of our strategies and operating policies. We are subject to the risk that our advisor will terminate its advisory agreement and that no suitable replacement will be found to manage us. Furthermore, we are dependent on the efforts, diligence, skill, network of business contacts and close supervision of all aspects of our business by our advisor and, in particular, Michael Ashner, chairman of our board of trustees and our chief executive officer, and Peter Braverman, our president, as well as our other executive officers. While we believe that we could find replacements for these key personnel, the loss of their services could harm our operations and adversely affect the value of our shares.

There are conflicts of interest in our relationship with our advisor.

Our chairman and chief executive officer and each of our executive officers also serve as officers of our advisor. Our base management and incentive fee compensation agreements with our advisor were negotiated as part of an overall transaction in which an affiliate of our advisor acquired control of us. Accordingly, the terms of the advisory agreement, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

The incentive fee payable to our advisor may be substantial.

Pursuant to the terms of the advisory agreement, our advisor is entitled to receive an incentive fee that is payable at such time, if at all, when holders of our common shares receive aggregate distributions above a threshold amount. At September 30, 2008, the threshold amount was $378,275,000, which was equivalent to $3.87 for each of our common shares on a fully diluted basis. Accordingly, if we had been liquidated at September 30, 2008, our advisor would have been entitled to receive 20% of any amounts available for distribution in excess of such threshold amount. At such time as shareholders’ equity in our financial statements exceeds the threshold amount, we will record a liability equal to approximately 20% of the difference between shareholders’ equity and the threshold amount in accordance with GAAP.

Termination of the Advisory Agreement may be costly.

Termination of the advisory agreement either by us or our advisor may be costly. Upon termination of the advisory agreement, our advisor is entitled to a termination fee equal to the incentive fee based on an appraised valuation of our assets assuming we were then liquidated. The amount payable on termination of the advisory agreement could be substantial which may have a negative affect on the price of our shares.

DESCRIPTION OF OUR COMMON SHARES

The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our bylaws, each of which is incorporated by reference into this prospectus.  You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares.  For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.

General

We are authorized to issue an unlimited number of common shares. As of September 30, 2008 there were 78,659,835 common shares outstanding.  All our common shares are entitled to participate equally in any distributions thereon declared by us.  Subject to the provisions of our bylaws regarding excess securities and the provisions of our preferred shares described below, each outstanding common share entitles the holder to one vote on all matters voted on by shareholders. Shareholders have no preemptive rights.  The outstanding common shares are fully paid and non-assessable and have equal liquidation rights.  The common shares are fully transferable except that their issuance and transfer may be regulated or restricted by us in order to assure our qualification for taxation as a REIT. See “-- Restriction on Size of Holdings .”   The common shares are not redeemable at our option or at the option of any shareholder. Our board of trustees is generally authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into common shares and warrants, rights or options to purchase common shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to our common shares.  The issuance of additional common shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held on the second Tuesday of the fourth month following the close of each fiscal year at such place as the trustees may from time to time determine.  Special meetings may be called at any time and place when ordered by a majority of the trustees, or upon written request of the holders of not less than 25% of the outstanding common shares.

Shareholder Liability

 Our declaration of trust provides that no shareholder shall be personally liable in connection with our property or affairs, and that all persons shall look solely to our property for satisfaction of claims of any nature arising in connection with our affairs.

Under present Ohio law, no personal liability will attach to our shareholders, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, our shareholders may in some jurisdictions other than the State of Ohio be held personally liable to the extent that such claims are not satisfied by us, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from our general assets.  We carry comprehensive general liability insurance in a form typically available in the marketplace which our trustees consider adequate.  To the extent our assets and insurance would be insufficient to reimburse a shareholder who has been required to pay a claim against us, the shareholder would suffer a loss.  The statements in this paragraph and the previous paragraph also apply to holders of our preferred shares of beneficial interest, although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

Voting Rights

 Subject to the provisions of our bylaws regarding restrictions on transfer and ownership of common stock, you will have one vote per share on all matters submitted to a vote of shareholders.  Shareholders are currently granted the right by a majority vote or a supermajority vote, as the case may be, (i) to elect trustees, (ii) to approve or disapprove certain transfers of our assets or mergers involving us, (iii) to approve or disapprove amendments to our declaration of trust, (iv) when removal is proposed by all other trustees, to approve removal of any trustee, (v) to waive the ownership limit (see “Restriction on Size of Holdings,” below) if greater than a majority but less than 70% of the trustees approve such waiver and (vi) to approve our incurrence of indebtedness in excess of 83.33% of the value of our assets.  We have no fixed duration and will continue indefinitely, unless terminated as provided in our declaration of trust.

 As described below under “DESCRIPTION OF OUR PREFERRED SHARES,” the holders of our preferred shares have voting rights on various matters.  These include the right of holders of our Series B-1 Shares to elect one trustee and an additional right to elect one-third of the trustees if we fail to comply with specific provisions of the certificate of designations for the Series B-1 Preferred Shares.  We are also required to obtain the approval of preferred shareholders if we seek to take specific actions that are also described below.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is National City Bank.

Restriction on Size of Holdings

 Our bylaws restrict beneficial or constructive ownership of our outstanding capital stock by a single person, or persons acting as a group, to 9.8% of our common shares, which limitation assumes that all securities convertible into our common shares owned by such person or group of persons have been converted.  The purpose of these provisions is to protect and preserve our REIT status. For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals (as defined in the Code) at any time during the last half of our taxable year.  The provision permits five persons each to acquire up to a maximum of 9.8% of our common shares, or an aggregate of 49% of the outstanding common shares, and thus, assists our trustees in protecting and preserving REIT status for tax purposes.

 Unless the board waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights; are not considered outstanding for quorum or voting purposes; and are not be entitled to dividends, interest or any other distributions with respect to the securities.  Waivers or bylaw amendments have been granted or approved for (i) FUR Investors LLC which can hold up to 33% or our common and preferred shares, and (ii) certain of the holders of our Series B-1 Preferred Shares. In each case we conditioned the waivers and amendments on compliance with additional requirements designed to preserve our REIT status.

 Our declaration of trust provides that the share ownership limit contained in the bylaws may be amended from time to time with the approval of either (i) 70% of the trustees then in office or (ii) a majority of the trustees then in office and the approval of at least 70% of the holders of our outstanding common shares.

Trustee Liability

Our declaration of trust provides that our trustees will not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf.  Under our declaration of trust and Ohio law respecting business trusts, trustees are not liable to us or to our shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to us and our shareholders.

DESCRIPTION OF OUR PREFERRED SHARES

The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust, including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares, and our bylaws, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.

General

Subject to limitations as may be prescribed by Ohio law and our bylaws and declaration of trust, our board of trustees is authorized to issue without the approval of our shareholders, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. We currently have outstanding Series B-1 Cumulative Convertible Redeemable Preferred Shares of beneficial interest, $1.00 par value, which we refer to as the Series B-1 Preferred Shares. For more information on the terms of our Series B-1 Preferred Shares, please see “Terms of Our Series B-1 Preferred Shares” below.

The preferred shares offered hereby will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. Our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares over the then-current market price of their shares.

Terms

        Reference is made to the applicable prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

(1)           the title and stated value of the preferred shares;

(2)           the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

(3)           the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

(4)           the date from which dividends on the preferred shares shall accumulate, if applicable;

(5)           the provisions for a sinking fund, if any, for the preferred shares;

(6)           the provisions for redemption, if applicable, of the preferred shares;

(7)           any listing of the preferred shares on any securities exchange;

(8)           the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price, or manner of calculation thereof;

(9)           a discussion of federal income tax considerations applicable to the preferred shares;

(10)          the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

(11)          any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;

(12)          any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT; and

(13)          any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

        Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, and allocation of our earnings and losses: (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the preferred shares; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term "equity securities" does not include convertible debt securities.

Dividends

        Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when, as and if declared by our board of trustees, out of assets legally available for payment. Dividends will be paid at such rates and on such dates as will be set forth in the applicable prospectus supplement. Dividends will be payable to the holders of record of preferred shares as they appear on our share transfer books on the applicable record dates fixed by our board of trustees. Dividends on any series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.

Redemption

        If so provided in the applicable prospectus supplement, the preferred shares offered thereby will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares, the holders of our preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on a parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

        If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

        If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our property or business to, any corporation, trust or other entity, such transaction shall not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

        Unless otherwise from time to time required by law, or as otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.

Conversion Rights

        The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any series of our preferred shares. Therefore, the applicable amendment or annex to our declaration of trust designating the terms of a series of preferred shares may contain provisions restricting the ownership and transfer of such preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the preferred shares being offered thereby. See "Terms of Our Series B-1 Preferred Stock — Restrictions on Ownership ."

Transfer Agent

        The transfer agent and registrar for our Series B-1 Preferred Shares is National City Bank. The transfer agent and registrar for our other series of preferred shares will be set forth in the applicable prospectus supplement.

Terms of Our Series B-1 Preferred Shares

General

In February and June 2005 we issued a total of 4,000,000 of our Series B-1 Preferred Shares and there are currently outstanding 2,419,825 Series B-1 Preferred Shares. The Series B-1 Preferred Shares are not listed for trading on any securities exchange or national quotation market. The following description sets forth certain general terms and provisions of the Series B-1 Preferred Shares. The statements below describing the Series B-1 Preferred Shares do not purport to be complete and are in all respects subject to, and qualified in their entirety by reference to, the respective terms and provisions of the certificate of designations authorizing the Series B-1 Preferred Shares, our declaration of trust and our bylaws. Each Series B-1 Preferred Share has a $25.00 liquidation preference.

Rank

Our Series B-1 Preferred Shares are senior to our common shares and other equity securities as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up. We refer below to all shares ranking on a parity with our Series B-1 Preferred Shares as parity shares and all shares ranking junior to our Series B-1 Preferred Shares as junior shares.

Distributions

Holders of our Series B-1 Preferred Shares are entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of $1.625 per share per annum which is equivalent to 6.5% of the liquidation preference per annum, or the cash distributions on our common shares into which a Series B-1 Preferred Share is convertible.

If we fail to redeem Series B-1 Preferred Shares as described under “Redemption” below, then dividends will thereafter accrue on Series B-1 Preferred Shares at a rate 250 basis points higher than the distribution rate described above. Once we are again in compliance with our applicable obligations, the dividend rate will revert back to the rate described above.

Distributions on our Series B-1 Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are declared. Accrued but unpaid distributions on our Series B-1 Preferred Shares do not bear interest. Holders of the Series B-1 Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

Unless full cumulative distributions on our Series B-1 Preferred Shares have been declared and paid or declared and an amount set apart for payment for all past distribution periods and the then current distribution period, no distributions, other than in common shares or other junior shares, will be declared or paid or set aside for payment upon the common shares or any other junior shares, nor will any common shares or any other junior shares be redeemed, purchased or otherwise acquired for any consideration, or any money paid for a sinking fund for the redemption of any such shares.

When distributions are not paid in full or set apart for payment on the Series B-1 Preferred Shares and any parity shares, all distributions declared on Series B-1 Preferred Shares and any parity shares will be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B-1 Preferred Shares and unaccumulated and unpaid on such parity shares.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series B-1 Preferred Shares will be entitled to receive their liquidation preference before any distribution or payment is made to the holders of any junior shares. The liquidation preference is $25.00 per share, plus an amount equal to all accrued and unpaid distributions. After payment of the liquidation preference, the holders of Series B-1 Preferred Shares will have no right to any of our remaining assets.

If liquidating distributions have been made in full to all holders of Series B-1 Preferred Shares and all other parity shares, our remaining assets will be distributed among the holders of any other classes of junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange will not be deemed to constitute our liquidation, dissolution or winding up.

Redemption

All Series B-1 Preferred Shares that are outstanding on February 28, 2012 will be redeemed for their liquidation preference of $25.00 per share, plus all accrued and unpaid distributions.

In the event of a “compliance failure,” which we define below, each holder of Series B-1 Preferred Shares will have the right to require us to redeem all or any portion of their Series B-1 Preferred Shares at a price per share equal to 125% of the liquidation preference of such Series B-1 Preferred Shares:

The occurrence of any of the following events will be considered a “compliance failure”:

(1)
the sale, lease or conveyance to a third party of substantially all our assets, our consolidation or merger with or into another entity if the holders of our voting securities do not hold a majority of the voting securities of the surviving entity or if Michael Ashner, our chief executive officer, does not continue to serve as chief executive officer or of the surviving entity, or the sale in a single transaction or series of related transactions of a majority of our issued and outstanding common shares;

(2)	the departure or termination, whether voluntarily or involuntarily, of Michael Ashner, other than in the event of his death or disability, or a breach by Mr. Ashner of his services agreement with us;

(3)	any delay in the audit of our consolidated annual financial statements for a given fiscal year for more than 180 calendar days after the end of such fiscal year;

(4)	our failure to file reports or forms required under the Sarbanes-Oxley Act of 2002; and

(5)	our failure to quality as a REIT or the delisting or our common shares by the NYSE.

We refer to the events described above in clause (1) as a “change of control.” If a change of control takes place within 12 months after the death or disability of Michael Ashner, then each holder of Series B-1 Preferred Shares will also have the right to require us to redeem their Series B-1 Preferred Shares at 100% or their liquidation preference.

Voting Rights

Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series B-1 Preferred Shares have no voting rights.

So long as at least 1,000,000 of the Series B-1 Preferred Shares are outstanding, the holders of Series B-1 Preferred Shares will be entitled to elect one trustee to serve on the board of trustees. Any trustee proposed to be elected by the holders of Series B-1 Preferred Shares must meet the requirements of the NYSE for independent directors.

Upon the occurrence of a “governance default,” which we define below, our board of trustees will be increased and the holders of Series B-1 Preferred Shares, voting as a class, will be entitled to elect additional trustees, such that the number of trustees elected by the holders of Series B-1 Preferred Shares upon the occurrence of a governance default will equal one-third of the total number of trustees. The additional trustees elected upon a governance default will serve for so long as the governance default continues. A “governance default” will have occurred if (i) we fail to declare and pay dividends on the Series B-1 Preferred Shares following payment of dividends on common shares, (ii) we default on our obligations under certain agreements we entered into with the original holders of Series B-1 Preferred Shares (see “Agreements with Initial Holders of Series B-1 Preferred Shares” below), (iii) we fail to effect any required redemption of our Series B-1 Preferred Shares (see “Redemption,” above) or (iv) the aggregate fair market value of our common shares falls below $71,200,000.

The approval of two-thirds of the outstanding Series B-1 Preferred Shares, voting as a single class, is required in order to:

•
amend our declaration of trust, bylaws or the Series B-1 Preferred Shares certificate of designations to adversely affect the rights, preferences or voting power of the holders of the Series B-1 Preferred Shares;

•
enter into a share exchange that affects the Series B-1 Preferred Shares, permit us to consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each Series B-1 Preferred Share remains outstanding without any adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of a Series B-1 Preferred Share except for changes that do not adversely affect the holders of the Series B-1 Preferred Shares;

•
authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to or pari passu with the Series B-1 Preferred Shares as to distributions or in the distribution of assets. However, we may create additional classes of shares ranking junior to the Series B-1 Preferred Shares as to distributions or in the distribution of assets, increase the authorized number of junior shares and issue additional series of junior shares without the consent of any holder of Series B-1 Preferred Shares;

•	take any action that would substantially alter our business; or

•
redeem or purchase common shares, parity shares or junior shares other than certain purchases of Series B-1 Preferred Shares or purchases of common shares in any dividend period at an aggregate purchase price, which when added to the distributions paid on our common shares for such dividend period, does not exceed the sum of the amount paid to purchase common shares and the amount paid as distributions on the common shares for the immediately preceding dividend period. Any purchase of Series B-1 Preferred Shares must be made in an offer to all holders of those shares if the purchase is made at a time when the share issuable on conversion of those shares have not been registered under the Securities Act of 1933.

In the event of a change of control referred to above under “— Redemption” or in the event of a vote of holders of common shares on a matter that relates to the potential dilution of the Series B-1 Preferred Shares, or in the event that we propose to issue common shares and a vote of the holders of common shares is required under applicable law to effect such issuance, the Series B-1 Preferred Shares will have the right to vote with the common shares as a class on all matters on which a vote of common shares is taken, with each holder of Series B-1 Preferred Shares entitled to one vote for every common share issuable upon conversion of such holder’s Series B-1 Preferred Shares.

Conversion Rights

Our Series B-1 Preferred Shares are convertible, in whole or in part, at any time, unless previously redeemed, at the option of the holders, into common shares at a conversion price of $4.50 per common share which means that 5.556 common shares would be issuable for each Series B-1 Preferred Share. This conversion price is subject to adjustment as described below. See “— Conversion Price Adjustments.” The right to convert Series B-1 Preferred Shares called for redemption will terminate at the close of business on the redemption date for such Series B-1 Preferred Shares.

Conversion Price Adjustments

The conversion price is subject to adjustment upon certain events, including:

•	distributions payable in common shares;

•
the issuance to all holders of common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders;

•	subdivisions, combinations and reclassifications of common shares;

•
distributions to all holders of common shares of any of our capital stock, other than common shares, evidences of our indebtedness or assets, including securities, but excluding cash dividends required in order to satisfy distribution requirements to maintain our status as a REIT under Section 856 of the Code, and those rights, warrants and distributions referred to above;

•
payment in respect of a tender or exchange offer made by us or any subsidiary of ours for common shares if the cash and value of any other consideration included in such payment per common share as determined by our board of trustees exceeds the current market price per common share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	below market issuances of common shares or securities convertible into common shares other than pursuant to certain firm commitment underwritten public offerings.

However, no adjustment to the conversion price will be made on account of (i) issuances of common shares pursuant to dividend reinvestment plans, (ii) issuances of common shares upon exercise of stock options granted under certain equity compensation plans, (iii) issuances of common shares as consideration for our acquisition of real property, real estate related assets or a business, (iv) issuances of common shares in redemption of units in our operating partnership, (v) issuances of common shares upon exercise of convertible securities that were outstanding on the date the Series B-1 Preferred Shares were issued, or (vi) issuances of common shares upon conversion of Series B-1 Preferred Shares.

Mandatory Conversion

We can require holders of Series B-1 Preferred Shares to convert their Series B-1 Preferred Shares into common shares if (i) the market price for common shares for any consecutive 20 trading-day period beginning with the date we mail the mandatory conversion notice and ending on the 25th trading day following our mailing of the mandatory conversion notice equals or exceeds 125% of the conversion price and (ii) there exists at such time a currently effective registration statement covering the resale of common shares issuable upon conversion of Series B-1 Preferred Shares.

Restrictions on Ownership

The certificate of designations contains certain provisions restricting the amount of our equity securities that any holder of Series B-1 Preferred Shares can own in the aggregate and restricting certain transfers of our equity securities by holders of Series B-1 Preferred Shares. The purpose of these provisions is to protect and preserve our REIT status.

In addition, with limited exceptions, no person or persons acting as a group may beneficially own more than 9.8% of our common shares, which limitation is applied by assuming that all convertible securities, such as the Series B-1 Preferred Shares, owned by such person or group of persons have been converted.

Agreements with Initial Holders of Series B-1 Preferred Shares

At the time of our initial issuance of Series B-1 Preferred Shares we entered into an Investor Rights Agreement and a Registration Rights Agreement with the initial investors in Series B-1 Preferred Shares. The Investor Rights Agreement grants the investors preemptive rights with respect to future issuances of our securities, a co-investment right enabling them to participate in certain future investments we make, tag-along rights, drag-along rights in the event of a sale of substantially all of our securities and certain other rights. The Registration Rights Agreement required us to register the resale of the common shares issuable upon conversion of the Series B-1 Preferred Shares on or before February 28, 2007 (which we have done pursuant to separate registration statements) and permits the investors to participate in certain of our registered offerings.

DESCRIPTION OF RIGHTS

We may issue subscription rights to our shareholders for the purchase of our common shares. When we issue subscription rights, we will describe the specific terms of the rights in the applicable supplement to this prospectus. The rights certificates relating to each series of subscription rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

Each right will entitle the holder of rights to purchase our common shares at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the right provided in the applicable prospectus supplement.  After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as provided in the applicable prospectus supplement. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Terms

The applicable prospectus supplement will describe the terms of the subscription rights to be issued, including the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of our common shares purchasable upon exercise of the rights;

•	the aggregate number of rights issued;

•	the subscription price;

•	the commencement date and the expiration date of the offering period of the rights and the terms under which the offering period may be extended by us;

•	the date, if any, on and after which the rights will be separately transferable;

•	how holders of rights may subscribe to purchase our common shares;

•	a discussion of any material United States federal income tax considerations applicable to an investment in the rights; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF OUR DEBT SECURITIES

We will issue our debt securities under one or more separate indentures between us and a trustee that we will name in the applicable supplement to this prospectus. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. Following its execution, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

The following summary describes certain material terms and provisions of the indenture and our debt securities. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. For information on incorporation by reference, and how to obtain a copy of the indenture, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE”.

General

The debt securities will be our direct obligations and may be secured or unsecured and may be either senior debt securities, which we refer to as “senior securities” or subordinated debt securities, which we refer to as “subordinated securities.” The debt securities will be issued under one or more indentures in the form of indenture filed as an exhibit to the Registration Statement of which this prospectus is a part. As provided in the form of indenture, the specific terms of any debt security issued pursuant to an indenture will be set forth in one or more supplemental indentures, each dated as of a date of or prior to the issuance of the debt securities to which it relates. Senior securities and subordinated securities may be issued pursuant to separate indentures, in each case between us and a trustee, which may be the same trustee, subject to such amendments or supplements as may be adopted from time to time. We refer to these indentures as “senior indentures” and “subordinated indentures,” respectively, and to any such trustee, an “indenture trustee.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the indentures are summaries of the provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the indentures and such debt securities.

Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable indenture.

Terms

The indebtedness represented by the senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior debt as described under “— Subordination.” The particular terms of the debt securities offered by a prospectus supplement will be described in the applicable prospectus supplement, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating thereto and the description of the debt securities set forth in this prospectus.

Except as set forth in any prospectus supplement, the debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established by us from time to time or as set forth in the applicable indenture or in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

The form of indenture provides that we may, but need not, designate more than one indenture trustee thereunder, each with respect to one or more series of debt securities. Any indenture trustee under an indenture may resign or be removed with respect to one or more series of debt securities and a successor indenture trustee may be appointed to act with respect to such series. If two or more persons are acting as indenture trustee with respect to different series of debt securities, each such indenture trustee will be an indenture trustee of a trust under the applicable indenture separate and apart from the trust administered by any other indenture trustee, and, except as otherwise indicated herein, any action described herein to be taken by each indenture trustee may be taken by each such indenture trustee with respect to, and only with respect to, the one or more series of debt securities for which it is indenture trustee under the applicable indenture.

The following summaries set forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of such debt securities, including the following specific terms:

(1)	The title of such debt securities and whether such debt securities are secured or unsecured or senior securities or subordinated securities;

(2)	The aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3)
The price, expressed as a percentage of the principal amount thereof, at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into common shares or preferred shares, or the method by which any such portion shall be determined;

(4)
If convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the common shares or preferred shares receivable on conversion;

(5)	The date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;

(6)	The rate or rates, which may be fixed or variable, or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

(7)
The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)
The place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to us with respect to such debt securities and the applicable indenture may be served;

(9)
The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10)
Our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(11)
If other than U.S. dollars, the currency or currencies in which such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12)
Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13)	Whether such debt securities will be issued in certificated or book-entry form and, if so, the identity of the depository for such debt securities;

(14)
Whether such debt securities will be in registered or bearer form or both and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15)	The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification thereof;

(16)
Whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

(17)
Any deletions from, modifications of or additions to the events of default to our covenants, to the extent different from those described herein or set forth in the applicable indenture with respect to such debt securities, and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

(18)	The provisions, if any, relating to the security provided for such debt securities; and

(19)	Any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

If so provided in the applicable prospectus supplement, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such securities as “original issue discount securities.” In such cases, any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Except as may be set forth in any prospectus supplement, neither the debt securities nor the indenture will contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control, regardless of whether such indebtedness, transaction or change of control is initiated or supported by us, any affiliate of ours or any other party. However, certain restrictions on ownership and transfers of our common shares and preferred shares are designed to preserve our status as a REIT and, therefore, may act to prevent or hinder a change of control. See, the RISK FACTOR entitled “Ownership Limitations in Our Bylaws May Adversely Affect the Market Price of Our Common Shares,” “DESCRIPTION OF OUR COMMON SHARES—Restriction on Size of Holdings,” and “TERMS OF OUR PREFERRED SHARES—Restrictions on Ownership,” for more information. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided, however, that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the corporate trust office of the applicable indenture trustee or at the office of any transfer agent designated by us for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable indenture trustee or at the office of any transfer agent designated by us for such purpose. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable indenture trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable indenture trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any indenture trustee will be required (i) to issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or (iii) to issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures will provide that we may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and assumes our obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any subsidiary as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (c) an officers’ certificate and legal opinion covering such conditions shall be delivered to each indenture trustee.

Certain Covenants

Existence.     Except as permitted under “— Merger, Consolidation or Sale of Assets,” the indentures will require us to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (by declaration of trust, by-laws and statute) and franchises; provided, however, that we will not be required to preserve any right or franchise if our board of trustees determines that the preservation thereof is no longer desirable in the conduct of our business by appropriate proceedings.

Maintenance of Properties.     The indentures will require us to cause all of our material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing of our properties for value in the ordinary course of business.

Insurance.     The indentures will require us to cause each of our insurable properties to be insured against loss or damage with insurers of recognized responsibility and, if described in the applicable prospectus supplement, having a specified rating from a recognized insurance rating service, in such amounts and covering all such risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims.     The indentures will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our income, profits or property or that of any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Provision of Financial Information.     Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, the indentures will require us, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were so subject, (i) to file with the applicable indenture trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act of 1934 if we were subject to such Sections and (ii) to supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional Covenants.     Any of our additional covenants with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable prospectus supplement, each indenture will provide that the following events are “Events of Default” with respect to any series of debt securities issued thereunder (i) default for 30 days in the payment of any installment of interest on any debt security of such series; (ii) default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity; (iii) default in making any sinking fund payment as required for any debt security of such series; (iv) default in the performance or breach of any other covenant or warranty of ours contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $30,000,000, whether such indebtedness exists on the date of such indenture or shall thereafter be created, with such obligations being accelerated and not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee and (vii) any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable indenture trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable indenture trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable indenture trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) we shall have deposited with the applicable indenture trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities than outstanding under the applicable indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable indenture trustee and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture. The indentures will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any debt security of such series or (y) in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

The indentures will require each indenture trustee to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless such default shall have been cured or waived; provided, however, that the indenture trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect to any debt security of such series) if specified responsible officers of such indenture trustee consider such withholding to be in the interest of such holders.

The indentures will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy thereunder, except in the case of failure of the applicable indenture trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof.

The indentures will provide that, subject to provisions in each indenture relating to its duties in case of default, an indenture trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless such holders shall have offered to the indenture trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or of exercising any trust or power conferred upon such indenture trustee. However, an indenture trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve such indenture trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein.

Within 120 days after the close of each fiscal year, we will be required to deliver to each indenture trustee a certificate, signed by one of several specified officers of ours, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under such indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such debt security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security; (v) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive covenants of the applicable indenture.

Modifications and amendments of an indenture will be permitted to be made by us and the respective indenture trustee thereunder without the consent of any holder of debt securities for any of the following purposes: (i) to evidence the succession of another person to us as obligor under such indenture; (ii) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture; (iii) to add events of default for the benefit of the holders of all or any series of debt securities; (iv) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form; provided that such action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect; (v) to change or eliminate any provisions of an indenture; provided that any such change or elimination shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the debt securities; (vii) to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of such debt securities into common shares or preferred shares; (viii) to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under an indenture by more than one indenture trustee; (ix) to cure any ambiguity, defect or inconsistency in an indenture; provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; or (x) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities; provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

The indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, (i) the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof (ii) the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt securities of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such indenture, and (iv) debt securities owned by us or any other obligor upon the debt securities or an affiliate of ours or of such other obligor shall be disregarded.

The indentures will contain provisions for convening meetings of the holders of debt securities of a series issued thereunder. A meeting may be called at any time by the applicable indenture trustee, and also, upon our request or the request of holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of an indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt (as defined below), but our obligation to make payments of the principal of and interest on such subordinated securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of our senior indebtedness. As a result of these subordination provisions in the event of a distribution of assets upon insolvency, holders of subordinated indebtedness may recover less, ratably, than our senior creditors.

“Senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, the following, whether outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed: (i) our indebtedness for money borrowed or represented by purchase-money obligations, (ii) our indebtedness evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (iii) our obligations as lessee under leases of property either made as part of any sale and leaseback transaction to which we are a party or otherwise, (iv) indebtedness of partnerships and joint ventures which is included in our consolidated financial statements, (v) indebtedness obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire, and (vi) any binding commitment of the real estate investment, in each case other than (a) any such indebtedness, obligation or liability referred to in the preceding clause as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated securities or ranks pari passu with the subordinated securities, (b) any such indebtedness obligation or liability which is subordinated to our indebtedness to substantially the same extent as or to a greater extent than the subordinated securities are subordinated, and (c) the subordinated securities. There will not be any restriction in any indenture relating to subordinated securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, we will be permitted, at our option, to discharge certain obligations to holders of any series of debt securities issued under any indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable indenture trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

The indentures will provide that, unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, to hold moneys for payment in trust and, with respect to subordinated debt securities which are convertible or exchangeable, the right to convert or exchange) with respect to such debt securities (“defeasance”) or (ii) to be released from our obligations with respect to such debt securities under the applicable indenture (being the restrictions described under “— Certain Covenants”) or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities (“covenant defeasance”), in either case upon the irrevocable deposit by us with the applicable indenture trustee, in trust, of an amount in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable indenture trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

“Government Obligations” means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (ii) a conversion event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. “Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities, or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

If we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under “— Events of Default, Notice and Waiver” with respect to specified sections of an indenture (which sections would no longer be applicable to such debt securities) or described in clause (vii) under “— Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the applicable indenture trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common shares or preferred shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into common shares or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

All moneys paid by us to a paying agent or an indenture trustee for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to us and the holder of such debt security thereafter may look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of our common shares, preferred shares and fixed rate debt securities (that are not original issue discount or zero coupon debt securities) by persons who hold the securities as capital assets (within the meaning of section 1221 of the Code). It does not purport to address the federal income tax consequences applicable to all categories of holders, including holders subject to special treatment under federal income tax laws, such as insurance companies, regulated investment companies, tax-exempt organizations (except as discussed under “— Taxation of Holders of Common or Preferred Shares—Tax-Exempt Shareholders”) or dealers in securities. Except as discussed under “— Taxation of Holders of Common or Preferred Shares—Non-U.S. Shareholders” and “— Taxation of Holders of Fixed Rate Debt Securities—Non-U.S. Holders,” respectively, this summary does not address persons who are not U.S. Shareholders or U.S. Holders, respectively (each as defined herein).

This summary is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities. All these authorities are subject to change, and any change may be effective retroactively. This summary is not tax advice, and is not intended as a substitute for careful tax planning. WE RECOMMEND THAT OUR INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

General

In the opinion of Katten Muchin Rosenman LLP (“Katten Muchin”), commencing with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation, as described in this prospectus and as represented by us, will enable us to continue to meet the requirements for qualification and taxation as a REIT. Katten Muchin’s opinion is not binding on the Internal Revenue Service (“IRS”) or the courts. It is based on various assumptions relating to our organization and operation, including that we have operated and will continue to operate in the manner described in our organizational documents and this prospectus, and representations made by us concerning certain factual matters related to our organization and manner of operation. Our qualification and taxation as a REIT depends upon our ability to meet on a continuous basis, through actual annual operating results, (i) income and asset composition tests, (ii) specified distribution levels, (iii) diversity of beneficial ownership, and (iv) various other qualification tests (discussed below) imposed by the Code. Katten Muchin has not reviewed and will not monitor our ongoing compliance with these tests, and expresses no opinion concerning whether we actually have satisfied or will satisfy these tests on a continuous basis. No assurance can be given that we actually have satisfied or will satisfy such tests on a continuous basis. Our failure to qualify as a REIT in prior years could adversely affect Katten Muchin’s opinion and our eligibility for REIT status for our taxable year ended December 31, 2004 and subsequent years. (See “— Failure to Qualify,” below.)

The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions are technical and complex.

In general, if we qualify as a REIT, we will not be subject to federal corporate income taxes on the net income that we distribute currently to our shareholders. This treatment substantially eliminates the “double taxation” (taxation at both the corporation and shareholder levels) that generally results from an investment in stock of a “C” corporation (that is, a corporation generally subject to the full corporate-level tax). We will, however, still be subject to federal income and excise tax in certain circumstances, including the following:

•	we will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains;

•	we may be subject to the “alternative minimum tax” on our undistributed items of tax preference;

•
if we have (i) net income from the sale or other disposition of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, then we will be subject to tax on that income at the highest corporate rate. In general, “foreclosure property” is any property we acquire by foreclosure (or otherwise) on default of a lease of such property or a loan secured by such property;

•
if we have net income from prohibited transactions, such income will be subject to a 100% tax. In general, “prohibited transactions” are sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business;

•
if we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), then we will be subject to tax at the highest regular corporate tax rate to the extent that such income is allocable to specified types of shareholders known as “disqualified organizations” (generally, tax-exempt entities, such as government pension plans, that are not subject to unrelated business income tax).  See “— Taxable Mortgage Pools and Excess Inclusion Income” below.

•
if we fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below), but preserve our qualification as a REIT by satisfying certain other requirements, then we will be subject to a 100% tax on the product of (a) the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability;

•
if we fail to distribute for each calendar year at least the sum of (i) 85% of our REIT ordinary income, (ii) 95% of our REIT capital gain net income, and (iii) any undistributed taxable income from prior years, then we will be subject to a 4% excise tax on the excess of the required distributions over the actual distributions;

•
if we acquire any asset from a “C” corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and if we recognize gain on the disposition of such asset during the ten-year period beginning on the date we acquire the asset, then the asset’s “built-in” gain (the excess of the asset’s fair market value at the time we acquired it over the asset’s adjusted basis at that time) will be subject to tax at the highest regular corporate rate;

•	we may elect to retain and pay income tax on some or all of our long-term capital gain, as described below;

•
if it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined below) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, then we will be subject to a tax equal to 100% of those amounts; and

•	we may be required to pay monetary penalties if we fail to satisfy certain requirements for REIT qualification as the price for maintaining our REIT status.

Requirements for Qualification

The Code defines a REIT as a corporation, trust, or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

•	the beneficial ownership of which is held by 100 or more persons;

•
no more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

•	that meets certain other tests, described below, regarding the composition of its income and assets; and

•	whose taxable year is the calendar year.

The first four requirements must be satisfied during the entire taxable year, and the fifth must be satisfied during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months). We will be treated as satisfying the sixth requirement for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy such condition.

We intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. (Failure to do so will subject us to a fine.) In addition, certain restrictions on the transfer of our shares, imposed by our Declaration of Trust, are meant to help us continue to satisfy the fifth and sixth requirements for qualification described above.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests.  To remain qualified as a REIT, we must satisfy two gross income tests in each taxable year. First, at least 75% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources such as rents from real property (as defined below), dividends and gain from the sale or disposition of shares in other REITs, interest on obligations secured by real property, and earnings from certain temporary investments. Second, at least 95% of our gross income (excluding gross income from “prohibited transactions”) must come from real estate sources and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Rents received by a REIT (which include charges for services customarily furnished or rendered in connection with real property and rent attributable to personal property leased in connection with real property) will generally qualify as “rents from real property,” subject to certain restrictions, including:

•	the amount of rent must not be based, in whole or in part, on the income or profits of any person (with an exception for rents based on fixed percentages of the tenant’s gross receipts or sales);

•
except for certain qualified lodging and healthcare facilities leased to a taxable REIT subsidiary (described below), the REIT (or a direct or indirect owner of 10% or more of the REIT) may not own (directly or constructively) 10% or more of the tenant (a “Related Party Tenant”);

•	the amount of rent attributable to personal property leased in connection with a lease of real property may not exceed 15% of the total rent received under the lease; and

•
the REIT generally may not operate or manage the property or furnish or render services to the tenants except through (i) a taxable REIT subsidiary (described below) or (2) an “independent contractor” that satisfies certain stock ownership restrictions, that is adequately compensated and from whom the REIT derives no income. We are not required to use a taxable REIT subsidiary or independent contractor to the extent that any service we provide is “usually or customarily rendered” in connection with the rental of space for occupancy only and is not considered “rendered to the tenants.”

If, for any taxable year, we fail to satisfy the 75% gross income test, the 95% gross income test, or both, we may nevertheless preserve our REIT status if we satisfy certain relief provisions under the Code. In general, relief will be available if (i) our failure to meet one or both of the gross income tests is due to reasonable cause rather than willful neglect and (ii) we attach a schedule to our federal corporate income tax return indicating the nature and amount of our non-qualifying income. However, it is impossible to state whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under “— General ,” even if we qualify for relief, a tax would be imposed with respect to the amount by which we fail the 75% gross income test or the 95% gross income test.

Asset Tests.  To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature of our assets:

•
at least 75% of the value of our total assets must be represented by real estate assets, including (a) interests in real property and interests in obligations secured (or deemed, for these purposes, to be secured) by real property, (b) our proportionate share (determined in accordance with our capital interest) of real estate assets held by the operating partnership and any other partnership in which we are a partner, (c) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (that is, at least five-years) public debt offering, (d) stock in other REITs and (e) cash, cash items and federal government securities;

•	no more than 25% (20% for taxable years beginning before August 1, 2008) of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below); and

•
except for (a) securities in the 75% asset class, (b) securities in a taxable REIT subsidiary or qualified REIT subsidiary (defined below), and (c) certain partnership interests and debt obligations: (i) the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets; (ii) we may not own more than 10% of any one issuer’s outstanding voting securities; and (iii) we may not own more than 10% of the total value of any one issuer’s outstanding securities. However, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (B) $10,000,000, and (ii) we cure the violation by disposing of such assets within 6 months after the end of the quarter in which we identify the failure, then we will not lose our REIT status.

We currently hold assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. A taxable REIT subsidiary pays tax at regular corporate rates on its earnings, but such earnings may include types of income that might jeopardize our REIT status if earned by us directly. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate.

We may also hold assets through one or more corporate subsidiaries that satisfy the requirements to be treated as “qualified REIT subsidiaries.” A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and assets tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary (and no election is made to treat the subsidiary as a taxable REIT subsidiary). We may also hold assets through other entities that may be disregarded for federal income tax purposes, such as one or more limited liability companies in which we are the only member.

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share (based on its share of partnership capital) of the assets of the partnership and will be deemed to earn its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including satisfying the gross income tests and the asset tests. Thus, our proportionate share (based on our share of partnership capital) of the assets, liabilities and items of income of any partnership in which we are a partner, including the operating partnership, will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. Actions taken by partnerships in which we own an interest, either directly or through one or more tiers of partnerships or qualified REIT subsidiaries, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions (described above).

If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.

If we were to fail to satisfy the asset tests at the end of any quarter and the relief provisions discussed earlier do not apply, then we will still maintain our REIT status provided (i) our failure to satisfy the relevant asset test was due to reasonable cause and was not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets within 6 months after the end of the quarter in which we identify the failure, and (iv) we pay a penalty tax of the greater of (A) $50,000 or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure.

Annual Distribution Requirements.  To qualify as a REIT, we must also distribute to our shareholders, dividends (other than capital gain dividends) in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our “net capital gain”) plus (B) 90% of our after-tax net income (if any) from foreclosure property, minus (ii) the sum of certain items of non-cash income (including, among other things, cancellation of indebtedness income and original issue discount). In general, the distributions must be paid during the taxable year to which they relate. We may also satisfy the distribution requirements with respect to a particular year provided we (1) declare a sufficient dividend before timely filing our tax return for that year and (2) pay the dividend within the 12-month period following the close of the year, and on or before the date of the first regular dividend payment after such declaration.

To the extent we fail to distribute 100% of our net capital gain, or we distribute at least 90% but less than 100% of our “REIT taxable income” (as adjusted), we will be subject to tax at regular corporate rates on the undistributed amounts. Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

We currently have approximately $32.3 million of net operating loss carryforwards (expiring from 2019 through 2023) that may be available to reduce the amounts that we are required to distribute in order to maintain our REIT status and avoid entity-level taxes. Our ability to utilize these carryforwards is subject to an annual limitation (pursuant to the provisions of Section 382 of the Code) that we have currently estimated at $6.9 million. Any adjustments made to the amount of our taxable income in prior years or a determination that we did not qualify as a REIT in one or more years in which we generated the losses being carried forward could reduce or otherwise affect the amount of our loss carryforwards or our ability to deduct them from our REIT taxable income.

Dividends declared by us in October, November or December of any calendar year and payable to shareholders of record on a specified date in such month, are treated as paid by us and as received by our shareholders on the last day of the calendar year (including for excise tax purposes), provided we actually pay the dividends no later than in January of the following calendar year.

We intend to make timely distributions sufficient to meet the annual distribution requirements. It is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. The shortfall may, for example, be due to differences between the time we actually receive income or pay an expense, and the time we must include the income or may deduct the expense for purposes of calculating our REIT taxable income. As a further example, the shortfall may be due to an excess of non-deductible cash outlays such as principal payments on debt and capital expenditures, over non-cash deductions such as depreciation. In such instances, we may arrange for short-term or long-term borrowings so that we can pay the required dividends and meet the 90% distribution requirement.

Under certain circumstances, if we fail to meet the distribution requirement for a taxable year, we may correct the situation by paying “deficiency dividends” to our shareholders in a later year. By paying the deficiency dividend, we may increase our dividends paid deduction for the earlier year, thereby reducing our REIT taxable income for the earlier year. However, if we pay a deficiency dividend, we will have to pay to the IRS interest based on the amount and timing of any deduction taken for such dividend.

Failure to Qualify.  Beginning with our 2005 taxable year, if we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above (other than an asset or income test violation for which one of the relief provisions described earlier is available), then our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for each violation.

If we fail to qualify for taxation as REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we do not qualify will not be deductible by us, nor will they be required to be made. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Accordingly, our failure to qualify as a REIT for a prior taxable year could adversely affect our qualification as a REIT for the current or subsequent taxable years, even if we otherwise satisfy the REIT requirements for the current or subsequent taxable years.

For any year in which we fail to qualify as a REIT, any distributions that we make generally will be taxable to our shareholders as ordinary income to the extent of our current or accumulated earnings and profits. Subject to certain limitations in the Code, corporate shareholders receiving such distributions may be eligible to claim the dividends received deduction, and such distributions made to non-corporate shareholders may qualify for preferential rates of taxation.

Taxable Mortgage Pools and Excess Inclusion Income.  An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. We have made and in the future expect to make investments or enter into financing and securitization arrangements that may give rise to our owning a direct or indirect interest in a TMP, with the consequences described below.

A TMP ordinarily is treated as a taxable corporation for U.S. federal income tax purposes. However, a REIT, a portion of a REIT, or a disregarded subsidiary of a REIT that is a TMP, is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Instead, a portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, may be “excess inclusion income.” Excess inclusion income must be allocated among the REIT’s shareholders in proportion to the dividends paid to them. A shareholder’s share of excess inclusion income (i) may not be offset by any net operating losses otherwise available to the shareholder, (ii) is subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (iii) is subject to a U.S. federal withholding tax of 30% without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See “Taxation of Holders of Common or Preferred Shares -- Non-U.S. Shareholders” below.  To the extent that excess inclusion income is allocated from a TMP to a tax-exempt shareholder that is not subject to unrelated business income tax (such as government entities) or to certain foreign shareholders, the REIT is subject to tax on this income at the highest applicable corporate tax rate (currently 35%).

Taxation of Holders of Common or Preferred Shares

U.S. Shareholders

As used in this section, the term “U.S. Shareholder” means a holder of common shares or preferred shares who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Dividends.  As long as we qualify as a REIT, distributions that are made to our taxable U.S. Shareholders out of current or accumulated earnings and profits (and are not designated as capital gain dividends) will be taken into account by them as ordinary income. Such distributions will be ineligible for the corporate dividends received deduction, and except in circumstances that we do not expect to arise, also will not qualify for the lower rate applicable to qualifying dividends paid to non-corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held our shares. Thus, with certain limitations, capital gain dividends received by a U.S. Shareholder who is an individual may be eligible for preferential rates of taxation. However, U.S. Shareholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect not to distribute part or all of our net long-term capital gain, and pay corporate tax on the undistributed amount. In that case, a U.S. Shareholder will (i) include in its income, as long-term capital gain, its proportionate share of the undistributed gain, and (ii) claim, as a refundable tax credit, its proportionate share of the taxes paid. In addition, a U.S. Shareholder will be entitled to increase its tax basis in our shares by an amount equal to its share of the undistributed gain reduced by its share of the corporate taxes paid by us on the undistributed gain. As discussed earlier (see “Requirements for Qualification -- Annual Distribution Requirements”), we may pay certain dividends in January that will be taxable to shareholders as if paid in the immediately preceding calendar year.

Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares as to which the distributions were made, and will reduce the adjusted basis of the shareholder’s shares. To the extent these distributions exceed the shareholder’s adjusted basis in its shares, the distributions will be included in the shareholder’s income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less).

Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Therefore, depending on our earnings and profits, distributions with respect to our preferred shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

Shareholders may not claim our net operating losses or net capital losses (if any) on their individual income tax returns. Distributions with respect to, and gain from the disposition of, our shares will be treated as “portfolio income” and, therefore, U.S. Shareholders that are subject to the passive activity loss limitations will be unable to claim passive activity losses against such income.

Sale of Shares.  When a U.S. Shareholder sells or otherwise disposes of our shares, the shareholder will recognize capital gain or capital loss for federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the shareholder’s adjusted tax basis in the shares for tax purposes. The gain or loss will be long-term gain or loss if the U.S. Shareholder has held the shares for more than one year. Long-term capital gain of a non-corporate U.S. Shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. Shareholder on a disposition of shares that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent the shareholder received distributions from us that were treated as long-term capital gains. Capital losses generally are deductible only to the extent of a U.S. Shareholder’s capital gain.

Backup Withholding.  We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. Shareholder may be subject to backup withholding tax (currently at a rate of 28%) with respect to dividends paid unless the shareholder (i) is a corporation or comes within certain other exempt categories and, if required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. An individual U.S. Shareholder may satisfy these requirements by providing us with a properly completed and signed IRS Form W-9. Individual U.S. Shareholders who do not provide us with their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Any amount withheld will be creditable against the U.S. Shareholder’s income tax liability.

Tax-Exempt Shareholders.  The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income (“UBTI”) if received by a tax-exempt entity. Based on that ruling, dividend income from our shares generally will not be UBTI to a tax-exempt U.S. Shareholder, provided that the shareholder has not held its shares as “debt financed property” within the meaning of the Code. Similarly, income from selling our shares generally will not constitute UBTI to a tax-exempt U.S. Shareholder unless the shareholder has held its shares as “debt financed property.”

Notwithstanding the above paragraph, tax-exempt U.S. Shareholders will be required to treat as UBTI any dividends paid by us that are allocable to our excess inclusion income, if any.  (See “Taxable Mortgage Pools and Excess Inclusion Income” above.)  Also, if we are a “pension-held REIT,” then any qualified pension trust that holds more than 10% of our stock will have to treat dividends paid by us as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in section 401(a) of the Code that is exempt from tax under section 501(a) of the Code. In general, we will be treated as a “pension-held REIT” only if both (a) we are predominantly owned by qualified pension trusts (that is, at least one qualified pension trust holds more than 25% of our shares, or one or more qualified pension trusts, each of which owns more than 10% of our shares, hold in the aggregate more than 50% of our shares) and (b) we would not qualify as a REIT if we had to treat our stock owned by a qualified pension trust as owned by an “individual” (instead of treating such stock as owned by the qualified pension trust’s multiple beneficiaries). As a result of certain limitations on the transfer and ownership of shares contained in the Declaration of Trust, we do not expect to be classified as a pension-held REIT.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7),(c)(9),(c)(17) and (c)(20), respectively, of the Code, are subject to different UBTI rules, which generally will require them to characterize our distributions as UBTI.

Non-U.S. Shareholders

The rules governing the U.S. federal income taxation of shareholders (which we call “non-U.S. Shareholders”) who or which are not subject to U.S. federal income taxation, are complex, and no attempt will be made herein to provide more than a limited summary of those rules. The discussion below assumes that the non-U.S. Shareholder’s investment in our shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. Shareholder, or, if a tax treaty applies to the non-U.S. Shareholder, that its investment in our shares is not attributable to a United States permanent establishment maintained by the non-U.S. Shareholder. WE RECOMMEND THAT NON-U.S. SHAREHOLDERS CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS AND REPORTING REQUIREMENTS WITH REGARD TO AN INVESTMENT IN OUR SHARES.

Ordinary Dividends.  Distributions, other than capital gain dividends and distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests (discussed below), will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Such dividends paid to non-U.S. Shareholders will ordinarily be subject to a U.S. federal withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary dividends paid to a non-U.S. Shareholder, unless we receive the requisite proof that (i) a lower treaty rate applies or (ii) the income is “effectively connected income.” A non-U.S. Shareholder claiming the benefit of a tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A non-U.S. Shareholder who wishes to claim that distributions are effectively connected with a United States trade or business may need to satisfy certification and other requirements, such as providing IRS Form W-8ECI. Other requirements, such as providing an IRS Form W-8IMY, may apply to a non-U.S. Shareholder that is a financial intermediary or a foreign partnership.

Distributions in excess of our current and accumulated earnings and profits that are not treated as attributable to the gain from a disposition of U.S. real property will be treated as a non-taxable return of capital to a Non-U.S. Shareholder up to the amount of the non-U.S. Shareholder’s adjusted basis in its shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. Shareholder’s shares, they will give rise to a U.S. tax liability only if the non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. Shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

Capital Gain Dividends.  Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gain from the sale or exchange of United States real property interests generally is taxable to non-U.S. persons as if such gain were effectively connected with a U.S. trade or business. However, capital gain dividends and dividends treated as attributable to the gain from a disposition of U.S. real property (collectively, “FIRPTA dividends”) paid by us to a non-U.S. Shareholder with respect to a class of our stock that is regularly traded on an established securities market generally will not be subject to FIRPTA if the non-U.S. Shareholder has not owned more than 5% of that class of stock at any time during the taxable year in which the dividend is received. Instead, such capital gain dividends will be treated the same as ordinary dividends, and therefore will be subject to a U.S. federal withholding tax of 30% unless reduced under an income tax treaty. Non-U.S. Shareholders that do not qualify for this exception will be taxed on our capital gain distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), and we will be required to withhold U.S. tax equal to 35% from such distributions. The 35% tax withheld may be claimed by a non-U.S. Shareholder as a credit against its reported U.S. federal income tax liability. In addition to regular U.S. income tax, corporate non-U.S. Shareholders that do not qualify for the FIRPTA exception may be subject to a 30% branch profits tax on FIRPTA dividends unless the shareholder is entitled to treaty relief or other exemption.

Sales of Shares.  Gain recognized by a non-U.S. Shareholder upon a sale or exchange of our shares generally will not be taxed under FIRPTA provided we are a “domestically controlled REIT.” In general, we will qualify as a domestically controlled REIT if at all times during a designated testing period less than 50% in value of our shares are held (directly or indirectly) by foreign persons. We currently are a domestically controlled REIT. Gain not subject to FIRPTA nevertheless will be subject to a 30% U.S. tax if the non-U.S. Shareholder is an alien individual who is present in the United States for 183 days or more during the taxable year, and certain other requirements are met.

Although we anticipate that we continue to qualify as a domestically controlled REIT, because our shares will be publicly traded, no assurance can be given that we will continue to qualify. If we were not a domestically controlled REIT, then a non-U.S. Shareholder’s sale of the shares generally would not be subject to tax under FIRPTA if (a) the non-U.S. Shareholder’s shares of a class are regularly traded on an established securities market (such as the New York Stock Exchange) and (ii) the non-U.S. Shareholder has not owned more than 5% of the applicable class of our shares during a designated testing period. If gain on the sale of shares is subject to tax under FIRPTA, then a Non-U.S. Shareholder will be subject to income tax (but will not also be subject to a branch profits tax) as described above under “— Taxation of Holders of Common or Preferred Shares — Non-U.S. Shareholders — Capital Gain Dividends,” and the purchaser of such shares will be required to withhold 10% of the gross purchase price.

Federal Estate Taxes.  In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, our stock will be included in the individual’s estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting.  Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. Shareholder, such Shareholder’s name and address, and the amount of tax withheld, if any. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. Shareholder may be subject to information reporting and backup withholding unless such Shareholder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. Shareholder is a United States person.

A non-U.S. Shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

We and our shareholders may be subject to state or local taxation in various state and local jurisdictions, including those in which we or they transact business or reside. State and local tax laws may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

Taxation of Holders of Fixed Rate Debt Securities

This section applies to holders of our fixed rate debt securities that are not original issue discount or zero coupon debt securities and are acquired in the initial offering at the offering price. Fixed rate debt securities purchased at a price other than the offering price may be subject to bond premium or market discount rules that are not discussed below.

The tax consequences of owning any securities that are floating rate or contingent interest debt securities, zero coupon debt securities, original issue debt securities or indexed debt securities that we offer will be discussed in the applicable prospectus supplement.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our fixed rate debt security (which we call a “note”) that comes within any of the categories of the definition of a “U.S. Shareholder” (see “— Taxation of Holders of Common or Preferred Shares — U.S. Shareholders” above).

Interest Income.  Payments of interest on our notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder’s regular method of U.S. income tax accounting).

Sale of Notes.  A U.S. Holder will generally recognize taxable gain or loss equal to the difference (if any) between the amount realized on the sale, exchange or other taxable disposition of our note (other than amounts attributable to accrued interest not already taken into income, which will be taxed as ordinary income) and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the initial purchase price paid therefor. Gain or loss recognized on the sale of a note should be long-term capital gain or loss provided the U.S. Holder’s holding period for the note exceeds one year. Such gain may qualify for taxation at preferential rates in the case of a non-corporate U.S. Holder. The deduction of capital losses is subject to limitations, including that capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Backup Withholding and Information Reporting.  A U.S. Holder will generally be subject to information reporting and may be subject, under certain circumstances, to backup withholding with respect to payments of interest on, or the gross proceeds from disposition of, our note. We will be required to withhold backup withholding tax (currently at a rate of 28%) if a U.S. Holder:

•	fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor;

•	furnishes an incorrect TIN;

•	fails to report interest or dividends properly; or

•
fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that the holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are generally exempt from information reporting and backup withholding, including corporations and tax-exempt organizations. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

As used herein, a non-U.S. Holder is a beneficial owner of our note that comes within any of the categories of the definition of a “non-U.S. Shareholder” (see “— Taxation of Holders of Common or Preferred Shares — Non-U.S. Shareholders” above). The discussion below assumes that the non-U.S. Holder’s investment in our notes is not effectively connected with a trade or business conducted in the United States by the non-U.S. Holder, or, if a tax treaty applies to the non-U.S. Holder, that its investment in our notes is not attributable to a United States permanent establishment maintained by the non-U.S. Holder.

Interest Income.  Generally, interest paid on our notes to a non-U.S. Holder will not be subject to U.S. federal withholding tax if the interest qualifies as “portfolio interest.” Interest paid on our note to a non-U.S. Holder will qualify as portfolio interest so long as the non-U.S. Holder:

•
does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of our voting stock, and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•
certifies under penalties of perjury that it is not a U.S. person (such certification may be made on an IRS Form W-8BEN or suitable substitute form) and such certificate provides the holder’s name and address, or a financial institution holding the note on behalf of the non-U.S. Holder certifies, under penalties of perjury, that it has received such a certification from the non-U.S. Holder and furnishes a copy thereof.

The gross amount of interest payments to a non-U.S. Holder, including amounts paid on a sale of our notes that are attributable to accrued and unpaid interest, that do not qualify for the portfolio interest exception will be subject to U.S. withholding tax at the rate of 30% unless a U.S. income tax treaty applies to reduce or eliminate withholding. To claim the benefit of a tax treaty, the non-U.S. Holder must provide a properly completed and signed IRS Form W-8BEN prior to our payment of interest. This form must be periodically updated. A non-U.S. Holder that is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale of Notes.  Subject to the discussion below concerning backup withholding, gain (if any) realized by a non-U.S. Holder on the sale, exchange or other taxable disposition of our note generally will not be subject to U.S. federal income or withholding tax unless, subject to certain exceptions, the holder is an individual who is present in the United States for 183 days or more (and certain other requirements are met) in the taxable year of the disposition.

U.S. Federal Estate Tax.  If a non-U.S. Holder is an individual and is not a resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death, our notes will generally not be subject to the U.S. federal estate tax unless at the time of the holder’s death the holder owns, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of our stock

Information Reporting and Backup Withholding.  Generally, we must report annually to the IRS and to a non-U.S. Holder, any interest payments that we make to the holder and the tax (if any) withheld from such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

Information reporting will apply to proceeds of a sale of our notes within the United States or conducted through certain financial intermediaries unless the non-U.S. Holder provides the statement described under “— Taxation of Holders of Fixed Rate Debt Securities — Non-U.S. Holders — Interest Income” above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding will not apply to payments on our notes or to proceeds from a sale or disposition of our notes if a non-U.S. Holder makes the certification described under “— Taxation of Holders of Fixed Rate Debt Securities — Non-U.S. Holders — Interest Income” above (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or the holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. A non-U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. income tax liability by filing a refund claim with the IRS.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from any sale of the securities by us for general corporate purposes, which may include the acquisition of additional investments, the repayment of outstanding indebtedness or the improvement of certain properties already in our portfolio.

PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	on The New York Stock Exchange or in any other securities market on which our common shares are then listed or traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of the securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of the securities. Underwriters may offer and sell common stock at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of the securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased, which is known as a firm commitment offering.

Through Agents and Dealers

We will name any agent involved in a sale of the securities, as well as any commissions payable by us to such agent, in a prospectus supplement to the extent required. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities, we will sell the our common shares to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers, and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers, and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers, and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended, or Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.

We may indemnify underwriters, dealers, or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers, or agents may be required to make.

Some of the securities offered under this prospectus may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Our common shares are listed and traded on the New York Stock Exchange.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

The following table sets forth our historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated. To the extent the ratio indicates less than one-to-one coverage, the dollar amount of the deficiency is also listed.

		Year Ended December 31,
	Nine Months Ended September 30, 2008	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	1.55	1.01	2.45	2.07	$1.72	–
Deficiency (in 000s)	$–	$–	$–	$–	$–	$(6,575)
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	1.55	1.01	2.45	1.88	–	–
Deficiency (in 000s)	$–	$–	$–	$–	$(120)	$(8,639)

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For these purposes, earnings consist of pre-tax income from continued operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (including capitalized interest) and the amortization of debt issuance costs.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) for Winthrop Realty Trust incorporated in this Prospectus by reference to Winthrop Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Concord Debt Holdings LLC incorporated in this Prospectus by reference to Winthrop Realty Trust’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and the related financial statement schedule as of and for the years ended December 31, 2006 and 2005 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph related to the restatement discussed in Note 22), which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On November 1, 2008, our auditors, Tauber & Balser, P.C., combined with, and changed their name to, Habif, Arogeti & Wynne, LLP.  The financial statements of the Chicago Properties (our Marc Realty joint venture) incorporated in this prospectus by reference to Winthrop Realty Trust’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2007 have been so incorporated in reliance on the report of Habif, Arogeti & Wynne, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered hereby, have been passed upon by Hahn Loeser & Parks LLP. Certain tax matters have been passed upon by Katten Muchin Rosenman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2007 (as amended by Amendment No. 1 thereto on Form 10-K/A filed on April 1, 2008);

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•
Current Reports on Form 8-K filed on November 12, 2008, November 3, 2008, September 26, 2008, August 8, 2008 (Item 7.01), August 4, 2008, July 7, 2008, April 21, 2008, April 10, 2008, April 4, 2008, March 28, 2008, March 19, 2008, March 14, 2008 (second paragraph of Item 8.01, Exhibit 99.4), and January 8, 2008; and

•	Our Definitive Proxy Statement on Schedule 14A dated April 21, 2008.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act, after the date of this prospectus and prior to the termination of the offering of all securities under this prospectus will also be deemed to be incorporated by reference into this prospectus and to be a part hereof.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

John Alba, Secretary and Chief Investment Officer
Winthrop Realty Trust
7 Bulfinch Place, Suite 500
Boston, MA 02114
(617) 570-4614

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is  __________________ .

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee:

Securities and Exchange Commission registration fee	$17,820
Printing and engraving costs	15,000
Accounting fees and expense	45,000
Legal fees and expenses	40,000
Miscellaneous	10,000
TOTAL	$127,820

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

Pursuant to Article III, Section 3.3 of our Amended and Restated Declaration of Trust, each trustee, officer, employee and agent of the registrant is entitled to indemnification for any loss, cost, liability or obligation in connection with our property or affairs except for his own acts as constitute bad faith, willful misfeasance or willful disregard of his duties.

We have acquired insurance indemnifying our trustees and officers in certain cases and with certain deductible limitations.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Registration Statement:

Exhibit No.	Exhibit
1	Form of Underwriting Agreement (a)
3.1	Amended and Restated Declaration of Trust as of December 15, 2005 - Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005
3.2	Bylaws of the Registrant as restated on November 8, 2005 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 10, 2005.
3.3	Amendment to Bylaws adopted January 10, 2007 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed January 16, 2007
3.4	Amendment to Bylaws adopted February 27, 2007 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed March 2, 2007
4.1	Form of certificate for Shares of Beneficial Interest - Incorporated by reference to the Registrant’s Registration Statement on Form S-3 No. 33-2818.

4.2	Agreement of Limited Partnership of First Union REIT L.P., dated as of January 1, 2005 - Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed January 4, 2005
4.3

Amended and Restated Certificate of Designations for Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (“Series B-1 Certificate of Designations”) - Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed June 21, 2005.

4.4	Amendment No. 1 to Series B-1 Certificate of Designations – Incorporated by reference to the Registrant’s Form 8-K filed November 13, 2007
4.5	Form of Indenture for Debt Securities
5.1	Opinion of Hahn Loeser & Parks LLP regarding legality of securities being registered
8.1	Opinion of Katten Muchin Rosenman LLP regarding certain tax matters
12.1	Statement of Ratio of Earnings to Fixed Charges
12.2	Statement of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Pricewaterhousecoopers
23.3	Consent of Pricewaterhousecoopers
23.4	Consent of Katten Muchin Rosenman LLP (included in Exhibit 8)
23.5	Consent of Hahn Loeser & Parks LLP (included in Exhibit 5)
23.6	Consent of Habit, Arogeti & Wynne, LLP
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of Trustee(a)

(a)	To be filed, if applicable, by amendment to the registration statement or on Form 8-K.

ITEM 17. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on November 26, 2008.

WINTHROP REALTY TRUST

By:	/s/ MICHAEL L. ASHNER
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Ashner and Peter Braverman, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MICHAEL L. ASHNER	Trustee	November 26, 2008
Michael L. Ashner

/s/ PETER BRAVERMAN	Trustee	November 26, 2008
Peter Braverman

/s/ THOMAS MCWILLIAMS	Trustee	November 26, 2008
Thomas McWilliams

/s/ ARTHUR BLASBERG, JR.	Trustee	November 26, 2008
Arthur Blasberg, Jr.

/s/ HOWARD GOLDBERG	Trustee	November 26, 2008
Howard Goldberg

/s/ TALTON EMBRY	Trustee	November 26, 2008
Talton Embry

/s/ STEVEN ZALKIND	Trustee	November 26, 2008
Steven Zalkind